                                 LEASE AGREEMENT

                                     BETWEEN

                        SSC-FORT WAYNE, L.L.C. (LANDLORD)

                                       AND

                     VALUE CITY LIMITED PARTNERSHIP (TENANT)

                          DATED AS OF SEPTEMBER 2, 1997

                               TABLE OF CONTENTS

                                                                                  Page
1.    Certain Definitions...................................................        1

2.    Demise of Premises....................................................        8

3.    Term..................................................................        9

4.    Rent..................................................................        9

5.    Net Lease; True Lease.................................................       10

6.    Title and Condition...................................................       11

7.    Taxes; Insurance and Legal Requirements...............................       12

8.    Use...................................................................       12

9.    Maintenance and Repair................................................       13

10.   Liens.................................................................       14

11.   Alterations...........................................................       15

12.   Condemnation..........................................................       15

13.   Insurance.............................................................       19

14.   Damage, Destruction...................................................       20

15.   Restoration...........................................................       21

16.   Subordination to Financing............................................       22

17.   Assignment, Subleasing................................................       24

18.   Permitted Contests. ..................................................       25

19.   Default...............................................................       26

20.   Landlord's Remedies...................................................       27

21.   Notices...............................................................       29

22.   Memorandum of Lease; Estoppel Certificates............................       30

23.   Surrender and Holding Over............................................       31

24.   No Merger of Title....................................................       31

25.   Landlord Exculpation..................................................       32

26.   Hazardous Materials...................................................       32

27.   Entry by Landlord.....................................................       33

28.   Financial Statements; Additional Information..........................       33

29.   No Usury..............................................................       35

30.   Broker................................................................       35

31.   Waiver of Landlord's Lien.............................................       35

32.   No Waiver.............................................................       36

33.   Separability..........................................................       36

34.   Indemnification.......................................................       36

35.   Tenant to Comply With Reciprocal Easement Agreement...................       37

36.   Headings..............................................................       38

37.   Modifications.........................................................       38

38.   Successors, Assigns...................................................       38

39.   Counterparts..........................................................       38

40.   Governing Law.........................................................       39

41.   Lender as Third Party Beneficiary.....................................       39

42.   Exculpation of Trustee................................................       39

43.   Substitution of Premises..............................................       39

44.   Intentionally omitted.................................................       42

45.   Warranties............................................................       42

                                LIST OF EXHIBITS

Exhibit 1         Permitted Encumbrances

Exhibit 2         Leased Premises

Exhibit 3         Basic Rent

Exhibit 9         Repair Obligations

Exhibit 12-1      Purchase Price

Exhibit 12-2      Determination of Remainder Value and Leasehold Value

Exhibit 26        Environmental Obligations

Exhibit 43        Substitution Closing Requirements

Exhibit 45        Tenant's Warranties

            THIS LEASE AGREEMENT is made as of the 2nd day of September, 1997, by and between SSC-Fort Wayne, L.L.C., a Delaware limited liability company, having an office at 1800 Moler Road, Columbus, Ohio 43207 ("Landlord"), and Value City Limited Partnership, an Ohio limited partnership, having its principal office at 3241 Westerville Road, Columbus, Ohio 43224 ("Original Tenant").

            In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

             1.    Certain Definitions.

            (a) "Additional Rent" shall mean all sums required to be paid by Tenant hereunder other than Basic Rent, which sums shall constitute rental hereunder.

            (b) "Additions to Purchase Price" shall mean Additions to Purchase Price as defined in Paragraph 12(b).

            (c) "Adjoining Property" shall mean all real estate adjoining the Leased Premises, including without limitation all sidewalks, curbs, gores and vault spaces.

            (d) "Affiliate" means, with respect to any person or entity, a person or entity directly or indirectly controlling, controlled by, or under common control with, such person or entity. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by contract or otherwise.

            (e) "Alteration" or "Alterations" shall mean any or all changes, additions, improvements, reconstructions or replacements of any of the Improvements, both interior or exterior, and ordinary and extraordinary.

             (f) "Assignee Tenant" shall mean any Qualified Entity to which the Original Tenant's interest in this Lease has been assigned pursuant to Paragraph 17 hereof.

             (g) "Basic Rent" shall mean Basic Rent as defined in Paragraph 4.

             (h) "Basic Rent Payment Date" shall mean Basic Rent Payment Date as defined in Paragraph 4.

             (i) "Closing Date" shall mean Closing Date as defined in Paragraph 12(b).

             (j) "Commencement Date" shall mean September __, 1997.

             (k) "Condemnation" shall mean a Taking and/or a Requisition.

            (l) "Corporate Creditworthiness Rating" shall mean a Corporate Creditworthiness Rating issued by Standard & Poors Rating Services pursuant to a Private Letter Rating which may be relied on by Landlord and Lender, or a comparable private letter credit rating issued by Moody's Investors Services, Inc., Duff & Phelps Credit Co., NAIC or Fitch Investors Service, which may be relied on by Landlord and Lender.

            (m) "Default Purchase Offer" shall mean Default Purchase Offer as defined in Paragraph 20(d).

            (n) "Default Rate" shall mean an annual rate of interest equal to the greater of (i) two (2%) percent per annum above the therein current Prime Rate and (ii) the rate of interest chargeable under any Note following the occurrence of an event of default thereunder or under the Mortgage securing such Note, provided that in no event shall the Default Rate exceed the rate of interest chargeable under such Note prior to an event of default thereunder plus five percent (5%) per annum.

            (o) "Discount Rate" shall mean as of the date of determination the then yields (which shall be converted to monthly yields) on U.S. Treasury securities maturing nearest the end of the Term (without regard to any Executory Renewal Terms.)

            (p) "Easements" shall mean Easements as defined in Paragraph 35(a).

            (q) "Environmental Laws" shall mean all federal and state statutes regulating dangerous, hazardous and toxic substances, including, without limitation, the federal and state statutes referred to in the definition of Hazardous Materials and all rules and regulations promulgated pursuant thereto, as the same may be from time to time amended.

             (r) "Event of Default" shall mean an Event of Default as defined in Paragraph 19.

             (s) "Executory Renewal Term" shall mean any potential Renewal Term as to which Tenant has not waived its right to cancel pursuant to Paragraph 3.

             (t) "Expiration Date" shall mean the last day of the Term as the same may be extended pursuant to this Lease.

            (u) "Guaranties" shall mean Guaranties as defined in Paragraph 6(c).

            (v) "Hazardous Materials" shall mean and include, without limitation, all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as "hazardous" or "toxic" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. 6901; air pollutants regulated under the Clean Air Act, as amended 42 U.S.C. 7401, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any chemicals included in regulations promulgated under the above-listed statutes or any modifications thereof or successor statutes thereto; any explosives, radioactive material, and any chemical regulated by state statutes similar to the federal statutes listed above and regulations promulgated under such state statutes.

             (w) "Improvements" shall mean the Improvements as defined in Paragraph 2.

             (x) "Indemnified Parties" shall mean Indemnified Parties as defined in Paragraph 26(b).

            (y) "Insurance Requirement" or "Insurance Requirements" shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant pursuant to this Lease, including without limitation insurance policies required to be maintained by Tenant or Tenant's contractor while Tenant is engaged in making any Alteration, Restoration, repairs or construction work of any kind (collectively, "Work").

             (z) "Insured Improvements" shall mean Insured Improvements as defined in Paragraph 13(a).

            (aa) "Interim Term" shall mean the Interim Term as defined in Paragraph 4.

            (bb)  "Land" shall mean the Land as defined in Paragraph 2.

            (cc) "Landlord" shall mean the entity identified as such in the first sentence of this Lease and any and all successors in interest thereto with respect to any or all of the rights or interests of Landlord under this Lease.

            (dd) "Landlord's Interest" shall mean Landlord's Interest as defined in Paragraph 42.

            (ee) "Late Charge" shall mean the Late Charge as defined in Paragraph 4(b).

            (ff) "Law" shall mean any constitution, statute, ordinance, regulation or rule of law.

             (gg) "Lease Guarantor" shall mean Value City Department Stores, Inc., an Ohio corporation and any successor thereto by merger.

            (hh) "Lease Guaranty" shall mean the Guaranty of this Lease dated of even date herewith and executed and delivered by Lease Guarantor.

            (ii) "Leased Premises" shall mean the Leased Premises as defined in Paragraph 2.

            (jj) "Legal Requirement" or "Legal Requirements" shall mean, as the case may be, any one or more of (i) all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency (but excluding those which by their terms are not applicable to and do not impose any obligation on any of Tenant, Landlord or the Leased Premises), including, without limitation, all zoning and building ordinances, and (ii) all covenants, restrictions and conditions now or hereafter of record which may be applicable to any of Tenant, Landlord or the Leased Premises, or to the use, manner of use, occupancy, possession, operation or maintenance of the Leased Premises even if any such matter (A) necessitates structural changes or improvements (including changes required to comply with the "Americans with Disabilities Act" as from time to time amended) or results in interference with the use or enjoyment of any part or all of the Leased Premises, or (B) requires Tenant to carry insurance other than as otherwise required by the provisions of this Lease.

            (kk) "Lender" shall mean the entity identified to Tenant as such in writing, which makes a Loan to Landlord, secured in whole or in part by a Mortgage and evidenced by a Note, or which is the holder of a Mortgage and Note as a result of an assignment thereof, or which is a trustee in any securitization in which the Mortgage is included and, when a Mortgage secures multiple Notes held by one or more noteholders, the trustee acting on behalf of such holders, provided any such trustee has been identified as such in writing to Tenant.

            (ll) "Loan" shall mean a loan made by a Lender to Landlord secured in whole or in part by a Mortgage and evidenced by a Note or Notes.

             (mm) "Modifications" shall mean Modifications as defined in Paragraph 35(a).

             (nn) "Monthly Fair Market Rent" shall mean the Monthly Fair Market Rent as defined in Paragraph 12(b).

            (oo) "Mortgage" shall mean a first priority mortgage, deed of trust or similar security instrument now or hereafter encumbering the Leased Premises executed by Landlord in favor of Lender and, if delivered as additional security for the Note secured by a Mortgage, any assignment of leases, rents, profits or the like.

            (pp) "Net Award" shall mean the entire award payable to Landlord by reason of a Condemnation, less any actual and reasonable expenses incurred by Landlord or Lender in collecting such award.

            (oo) "Net Proceeds" shall mean the entire proceeds of any property casualty insurance required under Paragraph 13(a), less any actual and reasonable expenses incurred by Landlord or Lender in collecting such proceeds.

            (rr) "Note" or "Notes" shall mean a promissory note or notes now or hereafter executed by Landlord in favor of Lender, which Note or Notes are or will be secured in whole or in part by a Mortgage.

            (ss) "Notice" or "Notices" shall mean Notice or Notices as defined in Paragraph 21.

            (tt) "Original Tenant" shall mean Value City Limited Partnership, an Ohio limited partnership, and any successor thereto by merger.

            (uu) "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of the date hereof as listed in Exhibit 1 hereto, excepting, however, any such matters arising from the acts of Landlord (such as liens arising as a result of judgments against Landlord).

            (vv) "Primary Term" shall mean the Primary Term as defined in Paragraph 3.

            (ww) "Prime Rate" shall mean the rate of interest announced publicly by Citibank, N.A. or its successor, from item to time, as Citibank, N.A.'s or such successor's base rate, or if Citibank, N.A. or its successor discontinues the announcement of a base rate or substantially alters the meaning thereof, such comparable "base" or "prime" rate of a major national bank designated by Landlord in a written notice to Tenant.

            (xx) "Purchase Price" shall mean Purchase Price as defined in Paragraph 12(b).

             (yy) "Qualified Entity" shall mean an entity meeting the following criteria:

                  (i) If the entity has at least one issue of long term,
            unsecured indebtedness outstanding which is the subject of a then applicable rating by one or more of Standard & Poors Rating Services, Moody's Investors Service, Inc. or NAIC ("Rated Issue"), then no outstanding Rated Issue of the entity shall have a rating by any one of the following rating agencies of less than the following:

                                                Minimum Rated Issue
                     Agency                          Rating
                     ------                          ------
            Standard & Poors Rating Services         BBB-


            Moody's Investors Service, Inc.          Baa3

            NAIC                                       2

            The entity will fail to qualify if an issue of indebtedness is rated by one of the agencies at less than the applicable minimum rating even if that issue is rated by one or both of the other agencies at the applicable minimum rating or higher.

                  (ii) If the entity does not have a Rated Issue outstanding,
            (A) the entity must obtain a Corporate Creditworthiness Rating, and
            (B) no Corporate Creditworthiness Rating by either of the following rating agencies may be less than the following;

                                              Minimum Equivalency
                         Agency                     Rating
                        -------               -------------------

            Standard & Poor Rating Services          BBB-

            Moody's Investors Service, Inc.          Baa3


            The entity will fail to qualify if it has a Corporate
            Creditworthiness Rating by one of the agencies of less than the applicable minimum rating even if the entity has a Corporate Creditworthiness Rating by the other agency of the applicable minimum rating or higher.

                  (iii) In the case of either (i) or (ii), neither the entity nor any issue of its indebtedness has been placed on "credit watch" or the equivalent by Standard & Poor Rating Services, Moody's Investors Service, Inc. or NAIC.

            (zz) "Rated Issue" shall mean a Rated Issue as defined in Paragraph 1(yy)(i).

            (aaa) "REA" shall mean an REA as defined in Paragraph 35(b).

            (bbb) "Renewal Terms" shall mean the Renewal Terms as defined in Paragraph 3.

            (ccc) "Requisition" shall mean any temporary taking, condemnation or confiscation of the use or occupancy of any part or all of the Leased Premises by any governmental authority civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such temporary taking, requisition or confiscation, or otherwise.

            (ddd) "Restoration" shall mean the restoration of the Leased Premises after any Condemnation or damage by casualty as nearly as possible to their value, condition and character existing immediately prior to such Condemnation or damage by casualty.

            (eee) "Restoration Fund" shall mean Restoration Fund as defined in Paragraph 15.

            (fff) "SEC" shall mean SEC as defined in Paragraph 28(a).

            (ggg) "Shareholder's Equity" shall mean the Shareholder's Equity as the same is then shown, or would be then shown, taking into account the relevant transaction(s) and occurrences, on Tenant's balance sheet, applying generally accepted accounting principles consistent (insofar as applicable) with those applied to Tenant's balance sheet dated as of __________________, as certified by Coopers & Lybrand.

            (hhh) "State" shall mean the State or Commonwealth in which the Leased Premises are situate.

            (iii) "Substitution Offer" shall mean a Substitution Offer as defined in Paragraph 43.

            (jjj) "Substitute Premises" shall mean Substitute Premises as defined in Paragraph 43.

            (kkk) "Substitution Closing Date" shall mean the Substitution Closing Date as defined in Paragraph 43.

            (lll) "Substitution Deliveries" shall mean Substitution Deliveries as defined in Paragraph 43.

            (mmm) "Survey" shall mean a current dated survey prepared by a surveyor licensed in the State and certified to Landlord and Lender as having been prepared in accordance with ALTA and State land survey standards.

            (nnn) "Taking" shall mean any taking (other than a Requisition) of any part or all of the Leased Premises in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation.

            (ooo) "Tangible Net Worth" of an entity shall mean the tangible net worth of such entity as determined in accordance with generally accepted accounting principles and based upon the entity's most recent 10Q or 10K or, if the entity is not required to file a 10Q or 10K, its most recent annual certified financial statements or, if the tangible net worth shown in any subsequent quarterly financial statement of such entity (which in the case of Tenant shall be the quarterly financial statement delivered to Landlord pursuant to Paragraph 28 of this Lease) is less, the lowest tangible net worth so shown.

            (ppp) "Taxes" shall mean taxes of every kind and nature (including real, ad valorem and personal property, gross income, gross receipts, and rent taxes), all charges and/or taxes for any easement or agreement maintained for the benefit of any part or all of the Leased Premises, all general and special assessments, levies, permits, inspection and license fees, all utility charges, all ground rents, and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed, prior to, during or in respect of the Term, against Landlord, Tenant or any part or all of the Leased Premises as a result of or arising in respect of the ownership, occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent or Additional Rent, including, without limitation, any gross income or rent tax, sales tax, occupancy tax or excise tax levied by any governmental body on or with respect to such Basic Rent or Additional Rent, provided that the term "Taxes" shall exclude, federal, state or local (i) franchise, capital stock or similar taxes if any, of Landlord, (ii) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, or (iii) any estate, inheritance, succession, gift, capital levy or similar taxes, except that "Taxes" shall not exclude any taxes referred to in clauses (i) and (ii) above if they are in lieu of or a substitute for any other tax or assessment upon or with respect to any part or all of the Leased Premises which, if such other tax or assessment is or would have been in effect at the commencement of the Term, is or would be payable by Tenant.

            (qqq) "Tenant" shall mean the Original Tenant at all times and, if Tenant's interest under this Lease is assigned to a Qualified Entity, such assignee, jointly and severally.

            (rrr) "Tenant in Possession" shall mean the Assignee Tenant, if any, in possession of the Leased Premises or if there is no Assignee Tenant in possession of the Leased Premises, the Original Tenant.

            (sss) "Tenant's Insurance Payment" shall mean Tenant's Insurance Payment as defined in Paragraph 14(c).

            (ttt) "Tenant's Offer to Purchase" shall mean Tenant's Offer to Purchase as defined in Paragraph 12(b).

            (uuu) "Tenant's Termination Notice" shall mean Tenant's Termination Notice as defined in Paragraph 12(b).

            (vvv) "Term" shall mean collectively the Interim Term, if any, the Primary Term and any Renewal Terms.

            (www)"Termination Date" shall mean the Termination Date as defined in Paragraph 12(b).

            (xxx) "Termination Notice" shall mean the Termination Notice as defined in Paragraph 3.

            (yyy) "Trade Fixtures" shall mean all warehouse racking systems, counters, cases, shelving and similar fixtures and items of personal property, which are owned by Tenant and used in the operation of the business conducted on the Leased Premises.

            (zzz) "Trustee" shall mean Trustee as defined in Paragraph 14(a).

            (aaaa) "Work" shall mean Work as defined in Paragraph 1(y).

            (bbbb) "Yield Maintenance" shall mean all prepayment premiums, penalties, yield maintenance, any amounts payable in connection with a defeasance of the Note and other charges, fees and expenses (other than principal and interest) required to be paid in order for Landlord to obtain a release of any Mortgage then constituting a lien on the Leased Premises as a result of Landlord's acceptance of an Event Purchase Offer or a Default Purchase Offer.

            2.    Demise of Premises.


            Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord for the Term and upon the provisions hereinafter specified the following described property (collectively, the "Leased Premises"): (a) the premises described in Exhibit 2 attached hereto and made a part hereof together with the easements, rights and appurtenances thereunto belonging or appertaining (collectively, the "Land"); and (b) the buildings, structures, fixtures and other improvements now or hereafter existing on the Land, together with all additions and accessions thereto, substitutions therefor and replacements thereof permitted by this Lease (collectively, the "Improvements"), excepting therefrom Tenant's Trade Fixtures.

            3.    Term.

            Tenant shall have and hold the Leased Premises for the Interim Term and a primary term (the "Primary Term") commencing on October 3, 1997 and ending on October 2, 2017. Provided (i) this Lease shall not have been terminated pursuant to the provisions hereof and (ii) no Event of Default shall exist at anytime during the twelve (12) months prior to the Expiration Date of the then current Term, this Lease and the term thereof shall be automatically extended for four (4) renewal terms of five (5) years each ("Renewal Term" and collectively "Renewal Terms") upon condition that Tenant may cancel any Renewal Term by giving notice (the "Termination Notice"), in accordance with the provisions of Paragraph 21, to Landlord at least twelve (12) months prior to the expiration of the then current Term. Upon the giving of a Termination Notice, this Lease and the Term thereof shall terminate and come to an end on the Expiration Date of the then current Term. Any such extension or renewal of the Term shall be subject to all of the provisions of this Lease, and all such provisions shall continue in full force and effect, except that the Basic Rent for each Renewal Term shall be the amounts determined in accordance with Exhibit 3 attached hereto and made a part hereof and except that Tenant shall have no right to extend the Term beyond the fourth (4th) Renewal Term. In the event that Tenant exercises its option to cancel any Renewal Term as hereinabove provided, then Landlord shall have the rights granted in Paragraph 27 during the remainder of the Term then in effect to (i) advertise the availability of the Leased Premises for sale or for reletting, and (ii) show the Leased Premises to prospective tenants at such reasonable times during normal business hours as Landlord may select. If Tenant shall timely give a Termination Notice of its election to cancel any renewal option, then all options with regard to subsequent extensions or renewals of the Term shall expire and be null and void.

            4.    Rent.

            (a) Tenant shall pay to Landlord or Lender, if directed by Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit 3 attached hereto and made a part hereof ("Basic Rent"), which rent shall be paid in equal monthly installments commencing on October 3, 1997 and continuing on the third day of each month thereafter during the Term (each a "Basic Rent Payment Date"), and shall pay the same at Landlord's address set forth below, or at such other place or to such other person or persons (not exceeding four (4) in number at any one time) and in such proportions as Landlord from time to time may designate to Tenant in writing, in funds which at the time of such payment shall be legal tender for the payment of public or private debts in the United States of America and if required by Lender by wire transfer in immediately available federal funds to such account in such bank as Lender shall designate from time to time. Pro rata Basic Rent for the period from the Commencement Date to and including October 2, 1997 (the "Interim Term") shall be computed as set forth in Exhibit 3 and shall be paid on the Commencement Date.

            (b) If any installment of Basic Rent is not paid on the date due, Tenant shall pay Landlord on demand (i) interest on such overdue payment at the Default Rate, accruing from the due date of such payment until the same is paid except that, with respect to the first such default which occurs in any twelve
(12) month period, such interest shall be waived if the overdue payment and Late Charge are paid within two (2) business days following receipt by Tenant of written notice of such default, and (ii) a late payment fee equal to four (4) percent of the amount of such installment ("Late Charge") to cover Landlord's administrative expenses. It is understood and acknowledged by Tenant that the Late Charge shall accrue on the next business day following the due date of any such monthly installment without notice or grace of any kind. Tenant acknowledges that Landlord's actual administrative expenses would be difficult to ascertain and the parties agree that the Late Charge as calculated above is a reasonable estimate thereof.

            (c) Tenant shall pay and discharge when due and, in any event, before the imposition of any fine, lien, interest or penalty may be added thereto for late payment thereof, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for nonpayment or late payment thereof. In the event of any failure by Tenant to pay or discharge any of the foregoing, Landlord shall have all rights, powers and remedies provided herein, by law or otherwise, in the event of nonpayment of Basic Rent.

            5.    Net Lease; True Lease.

            (a) It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, and that Basic Rent, Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. This is a net lease and Basic Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of any nature. This Lease shall not terminate and Tenant shall not have any right to terminate this Lease during the Term (except as otherwise expressly provided herein). Tenant agrees that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under the Mortgage, (iii) any casualty or Taking affecting the Leased Premises, (iv) the imposition of any current or future Legal Requirement upon the Leased Premises, or (v) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise. Tenant waives all rights which are not expressly stated herein but which may now or hereafter otherwise be conferred by law to quit, terminate or surrender this Lease or any part or all of the Leased Premises; to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defenses of or to Basic Rent, Additional Rent or any other sums payable under this Lease, except (1) as otherwise expressly provided herein; and (2) for any counterclaim which must be interposed in any legal action involving this Lease which if not interposed would be lost (i.e., a so-called compulsory counterclaim) provided that any such compulsory counterclaim shall in no event give rise to a setoff to or reduction or abatement of Basic Rent or Additional Rent.

            (b) It is the intent of Landlord and Tenant that this Lease be a true lease and that the Lease does not represent a financing arrangement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with "true lease" treatment rather than "financing" treatment.

            (c) Tenant shall pay directly to the proper authorities charged with the collection thereof all charges for water, sewer, gas, oil, electricity, telephone and other utilities or services used or consumed on the Leased Premises during or prior to the Term and all other charges costs imposed by any Legal Requirement in respect of the Leased Premises, the use thereof or activities conducted thereon, whether designated as a charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due. It is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Leased Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Leased Premises.

            6.    Title and Condition.

            (a) The Leased Premises are demised and let subject to the Permitted Encumbrances and all present and future Legal Requirements, including any existing violation of any thereof; without representation or warranty by Landlord; it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired.

            (b) Without limiting the effect of Landlord's covenant set forth in Paragraph 8(c), the Landlord makes no, and expressly hereby denies any, representations or warranties regarding the condition or suitability of, or title to, the Leased Premises. Tenant agrees that it takes the Leased Premises "AS IS," without any such representation or warranty.

            (c) Landlord hereby conditionally assigns, without recourse or warranty whatsoever, to Tenant, all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any part or all of the Leased Premises, including, but not limited to, and rights and remedies existing under contract or pursuant to the Uniform Commercial Code (collectively, the "Guaranties"). Such assignment shall remain in effect so long as no Event of Default exists hereunder or until the termination of this Lease. Landlord shall also retain the right to enforce any Guaranties so assigned in the name of Tenant upon the occurrence of an Event of Default. Landlord hereby agrees to execute and deliver at Tenant's sole cost and expense such further documents, including powers of attorney, as Tenant may reasonably request (and which in the good faith judgment of Landlord, do not adversely affect a substantial general interest of Landlord), in order that Tenant may have the full benefit of the assignment effected or intended to be effected by this Paragraph 6. Upon the occurrence of an Event of Default or termination of this Lease, the Guaranties shall automatically revert to Landlord. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required. In confirmation of such reassignment Tenant shall execute and deliver promptly any certificate or other instrument which Landlord may request at Tenant's sole cost and expense. Any monies collected by Tenant under any of the Guaranties after the occurrence of and during the continuation of an Event of Default or after expiration or earlier termination of this Lease shall be held in trust by Tenant and promptly paid over to Landlord. The provisions of this Paragraph 6 shall survive the expiration or earlier termination of this Lease.

            7.    Taxes; Insurance and Legal Requirements.

            (a) Tenant shall, subject to the provisions of Paragraph 18 hereof relating to contests, before interest or penalties are due thereon, pay and discharge all Taxes. Landlord shall promptly deliver to Tenant any bill or invoice it receives with respect to any Tax. In the event that any assessment against any part or all of the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable only for those installments (and all resulting interest thereon) which become due and payable prior to, during or in respect of the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Taxes. Tenant shall deliver to Landlord, within thirty (30) days of Landlord's request thereof, copies of all settlements and notices pertaining to the Taxes which may be issued by governmental authority and receipts for payments of all Taxes which may be issued by any governmental authority and receipts for payments of all Taxes made during each calendar year of the Term, within thirty (30) days after payment. In the event the Leased Premises do not constitute a separate tax parcel as assessed by the local jurisdiction, Tenant shall diligently take such action as is necessary to have the Leased Premises so designated and, if necessary to prevent the enforcement of a lien on the Leased Premises for non-payment of Taxes, shall pay all Taxes assessed upon the tax parcel of which the Leased Premises are a part.

            (b) Tenant shall promptly comply with and conform and cause the Leased Premises to comply with and conform to all of the Legal Requirements and Insurance Requirements as the same shall apply to Tenant, Landlord and/or the Leased Premises, subject to the provisions of Paragraph 18 hereof.

            8.    Use.

            (a) Tenant may use the Leased Premises for any lawful purpose other than any use that will (i) have a material adverse effect on the value of the Leased Premises, (ii) materially increase the likelihood that Tenant, Landlord or Lender would incur liability under any provisions of Environmental Laws, or
(iii) result or give rise to any material environmental deterioration or degradation of the Leased Premises; provided, however, no sublessee or assignee shall use the Leased Premises for a use other than retail or office use without the prior written consent of Landlord and Lender, which consent shall not be unreasonably withheld or delayed. In no event shall the Leased Premises be used for heavy manufacturing. In no event shall the Leased Premises be used for any purpose which shall violate any Legal Requirement. Tenant agrees that with respect to any recorded covenants, restrictions or agreements, Tenant shall observe, perform and comply with and carry out the provisions thereof required therein to be observed and performed by or imposed upon Landlord.

            (b) Subject to Tenant's rights of contest under Paragraph 18 hereof, Tenant shall not permit any unlawful occupation, business or trade to be conducted on any part or all of the Leased Premises or any use to be made thereof contrary to applicable Legal Requirements or Insurance Requirements. Subject to Tenant's rights of contest under Paragraph 18 hereof, Tenant shall not use, occupy or permit any part or all of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any part or all of the Leased Premises, in a manner which would (i) violate any certificate of occupancy or equivalent certificate affecting any part or all of the Leased Premises, (ii) make void or voidable any insurance which Tenant is required hereunder to maintain with respect to any part or all of the Leased Premises, (iii) affect in any manner the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, (iv) cause any injury or damage to any of the Improvements unless pursuant to Alterations permitted under Paragraph 11 hereof, other than ordinary wear and tear, or (v) constitute a public or private nuisance or waste.

            (c) Subject to all of the provisions of this Lease, so long as no Event of Default exists hereunder, Landlord covenants that neither it nor any party claiming by, through or under it, shall do any act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant. Landlord may enter upon and examine any part or all of the Leased Premises at reasonable times after reasonable notice and during business hours and exercise any rights and privileges granted to Landlord under the provisions of this Lease.

            9.    Maintenance and Repair.


            (a) Except for any Alterations that Tenant is permitted to make hereunder, Tenant shall at all times, including any Requisition period, put, keep and maintain the Leased Premises, including, without limitation, the roof, landscaping, parking areas, sidewalks, driveways, walls (interior and exterior), footings, foundations and structural components of the Leased Premises and the Adjoining Property, in good and safe repair and appearance and in conformity with all Legal Requirements and Insurance Requirements, and shall promptly make all repairs and replacements (substantially equivalent in quality and workmanship to the original work) of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with any part or all of the Leased Premises in order to keep and maintain the Leased Premises in good and safe repair and appearance and in conformity with all Legal Requirements and Insurance Requirements. Tenant shall do or cause others to do all shoring of the Leased Premises or Adjoining Property or of foundations and walls of Improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any part or all of the Leased Premises or Adjoining Property, whether or not Landlord shall, by reason of any Legal Requirements or Insurance Requirements, be required to take such action or be liable for failure to do so. Landlord shall not be required to make any repair, whether foreseen or unforeseen, or to maintain any part or all of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives the right to make repairs at the expense of the Landlord, which right may otherwise be provided for in any Law now or hereafter in effect. Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to the use for Restoration of insurance proceeds or condemnation awards pursuant to the terms of the Lease. Tenant shall, in all events, promptly make, and pay the cost of as due, all repairs and replacements for which it is responsible hereunder promptly, and all repairs and replacements shall be done in a good, proper and workmanlike manner.

            (b) If Tenant shall be in default under any of the provisions of this Paragraph 9, Landlord may (but shall have no obligation to), after thirty
(30) days notice to Tenant and failure of Tenant to commence to cure during said period or to diligently prosecute such cure to completion once begun, but immediately upon notice in the event of an emergency (that is, imminent danger of injury to persons or property), do whatever is necessary to cure such default as may be reasonable under the circumstances for the account of and at the expense of Tenant. In the event of an emergency, before Landlord may avail itself of its rights under this Paragraph 9(b), Landlord shall send notice to Tenant of the situation by phone or other available communication. All actual or reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) so incurred by Landlord, together with interest thereon at the Default Rate from the date of payment or incurring the expense, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand. Landlord and Tenant agree that, in the event of an emergency, expenditures which might otherwise be unreasonable (such as overtime) may nevertheless be reasonable under the circumstances.

            (c) Tenant shall from time to time replace with other operational equipment or parts (in good and safe operating condition) any of the mechanical systems or other equipment included in the Improvements which shall have become worn out, obsolete or unusable for the purpose for which it is intended, been taken by a Condemnation, or been lost, stolen, damaged or destroyed. Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by the removal of equipment or any other personal property of Tenant at any time, including upon expiration or termination of the Lease.

            (d) Tenant shall comply with the requirements set forth in Exhibit 9 attached hereto.

            10.   Liens.

            Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any lien on any part or all of the Leased Premises, Basic Rent, Additional Rent or any other sums payable by Tenant under this Lease, other than the Mortgage, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any affirmative act by Landlord or those claiming by, through or under Landlord (except Tenant and its sublessees and assignees).

            11.   Alterations.

            Tenant shall not make any Alterations which would result, after giving consideration to the completed alteration, in a diminution in the value of the Leased Premises, without Landlord's prior written consent; provided, however, no sublessee or assignee may make any Alterations which would change the use of the Leased Premises from retail or office use without the prior written consent of Landlord and Lender, which consent shall not be unreasonably withheld. Tenant may make any other Alterations without the prior written consent of the Landlord provided such Alterations comply with all of the provisions of the following sentence. In the event that Landlord gives its prior written consent to any Alterations, or if such consent is not required, Tenant agrees that in connection with any Alteration (i) all such Alterations shall be performed in a good and workmanlike manner, and shall be safely and expeditiously completed in compliance with all Legal Requirements and shall be done only within the Land, (ii) all work done in connection with any such Alterations shall comply with all Insurance Requirements, (iii) Tenant shall promptly pay all costs and expenses of any such Alteration, and shall discharge all liens filed against any part or all of the Leased Premises arising out of the same, (iv) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration, (v) all such Alterations shall be the property of Landlord and shall be subject to this Lease, and (vi) any Alteration the estimated cost of which in any one instance or series of related instances exceeds Three Hundred Thousand Dollars ($300,000) shall be made under the supervision of a licensed architect or engineer in accordance with detailed plans and specifications which shall be submitted to Landlord at least ten (10) days prior to the commencement of the Alterations. Submission of the plans and specifications to Landlord shall be for Landlord's information only and Landlord shall not have the right to approve the same except that Landlord may use the plans and specifications to determine whether Tenant has complied with this Paragraph 11 in going forward with such Alterations. Upon completion of any Alteration or series of related Alterations in excess of Three Hundred Thousand Dollars ($300,000). Tenant will provide to Landlord and Lender as-built plans and specifications or final working plans and specifications with the general contractor's field notes of changes made thereto. Upon completion of any Alteration which alters the footprint of any building, alters any driveway, parking area or other exterior improvement or adds any physical structure to the Land, Tenant shall provide to Landlord a revised Survey showing all such matters.

            12.   Condemnation.


            (a) Immediately upon obtaining knowledge of the institution of any proceeding for Condemnation, Tenant shall notify Landlord and Lender thereof and Landlord or Lender or both shall be entitled to participate in any Condemnation proceeding at Tenant's expense. Landlord, immediately upon obtaining knowledge of the institution of any proceeding for Condemnation, shall notify Tenant thereof and Tenant shall have the right to participate in such proceedings at its own expense. Subject to the provisions of this Paragraph 12 and Paragraph 15, Tenant hereby irrevocably assigns to Lender or to Landlord, in that order, any award or payment in respect of any Condemnation of the Leased Premises, except that nothing in this Lease shall be deemed to require the assignment to Landlord or

Lender of any award or payment on account of Tenant's Trade Fixtures or other tangible personal property, and moving expenses, if available, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor or have the same included in a single award to be separately allocated between Landlord and Tenant, and such claim or allocation does not reduce the award to which Landlord is or would be entitled for Condemnation of the Leased Premises.

            (b) If (i) the entire Leased Premises or (ii) at least ten percent (10%) of the Land or the Improvements, the loss of which even after Restoration of the remainder of the Leased Premises would, in Tenant's reasonable business judgment, be substantially and materially adverse to the business operations of Tenant, shall be subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant shall, not later than sixty (60) days after such Taking has occurred, serve notice upon Landlord ("Tenant's Termination Notice") of its intention to terminate this Lease on any Basic Rent Payment Date specified in such notice, which date (the "Termination Date") shall be no sooner than the first Basic Rent Payment Date occurring at least one hundred fifty
(150) days after the date of Tenant's Termination Notice. In the event that the Termination Date is on or prior to the Expiration Date of the Primary Term, Tenant shall, as part of such notice, offer (which offer may be rejected by Landlord as set forth below) to purchase the Leased Premises and the award, or if no part of the Leased Premises shall remain, the entire award ("Tenant's Offer to Purchase") for the applicable price computed in accordance with the schedule annexed hereto and marked Exhibit 12-1 (the "Purchase Price") plus all other amounts which may be or become due and owing to the Lender or Landlord by reason of any default by Tenant in complying with its obligations under this Lease (the "Additions to Purchase Price"). If Landlord and Lender shall not elect to accept Tenant's Offer to Purchase, Landlord and Lender shall give written notice rejecting such offer to Tenant within ninety (90) days after the giving of Tenant's Termination Notice, in which case this Lease shall be terminated as above provided. If this Lease shall be terminated during the Primary Term and Landlord and Lender do not elect to accept Tenant's Offer to Purchase or if this Lease is terminated pursuant to this paragraph 12(b) during a Renewal Term, the entire award made in the Condemnation proceeding for the Leased Premises shall be paid as follows:

            (1) First to Lender, or if there is no Lender, to Landlord, an amount equal to the Purchase Price;

            (2) Then, to Landlord and Tenant in the proportion as the Remainder Value bears to the Leasehold Value.


For purposes of the foregoing, (A) Remainder Value shall mean the fair market value of the Leased Premises on the day preceding the Condemnation unencumbered by this Lease, and (B) the Leasehold Value shall mean the excess, if any, of (I) the Monthly Fair Market Rent of the Leased Premises for each month remaining in the Term (excluding any Executory Renewal Terms) discounted to present value at a discount rate equal to the Discount Rate over (II) the monthly Basic Rent for each such month discounted to present value at a discount rate equal to the Discount Rate. As used herein, "Monthly Fair Market Rent" shall mean an amount of monthly rent for the Leased Premises equal to the then current fair market rate of monthly net rentals received in the general market area in which the Leased Premises are located pursuant to lease provisions comparable to this Lease for a similar lease term with respect to buildings having similar characteristics, including but not limited to age, condition and classification and for tenants having financial condition similar to the then financial condition of Original Tenant. The rental rate or other terms of any then existing subleases of the Premises shall not be considered in establishing Monthly Fair Market Rent. Unless the parties otherwise agree, Remainder Value and Leasehold Value shall be determined pursuant to Exhibit 12-2. Notwithstanding, the foregoing provisions, if any subtenant of the Premises shall assert a claim to a portion of the Condemnation award, (x) Landlord shall give Tenant a reasonable opportunity to participate in the defense and settlement of such claim and (y) Tenant shall pay to Lender or Landlord or both on demand an amount equal to the excess of (a) the portion of the Condemnation award which would have been payable to Lender or Landlord, as applicable, pursuant to this Paragraph 12(b) in the absence of any such subtenant claim over (b) the portion of the Condemnation award actually paid to Lender and Landlord, as applicable, after payment to such subtenant of the amount required to satisfy its claim. Landlord's notice to reject Tenant's Offer to Purchase shall be void and of no effect unless accompanied by the written notice of Lender to the effect that Lender also rejects Tenant's Offer to Purchase. Should said notices of Landlord and Lender rejecting Tenant's Offer to Purchase not be served within said period of ninety (90) days, then and in that event, the said offer shall be deemed accepted. In the event that Landlord and Lender shall accept or be deemed to have accepted Tenant's Offer to Purchase, transfer of title shall close and the Purchase Price and Additions to Purchase Price shall be paid as hereinafter provided and in such event Tenant shall be entitled to and shall receive any and all awards then or thereafter made in the Condemnation proceeding and Landlord shall assign or, in case of any award previously made, deliver to Tenant on the Closing Date such award as may have been received and retained by Landlord in respect of such proceedings.


            In the event Landlord and Lender shall accept or be deemed to have accepted Tenant's Offer to Purchase, payment of the purchase price and transfer of title shall close on the Termination Date hereinbefore defined (the "Closing Date"), at noon at the office of Landlord's counsel in the State, or at such other time and place as the parties hereto may agree upon, the Term shall be automatically extended to and including the Closing Date (or, if applicable, the extended Closing Date hereinafter described) and Tenant shall pay the Purchase Price and Additions to Purchase Price by transferring immediately available federal funds to such account or accounts and in such bank or banks as Lender or Landlord, in that order, shall designate, upon delivery of a covenant deed conveying the Leased Premises and all other required documents including an assignment of any award in connection with such Taking. The deed shall convey marketable fee title, including all of Landlord's right, title and interest in the Leased Premises, free from encumbrances (including free and clear of the Mortgage), other than (i) Permitted Encumbrances (other than the Mortgage), (ii) liens or encumbrances created or suffered through or by Tenant (or its sublessees or assignees) or by Landlord at the request or with the consent of Tenant, (iii) any Taxes not theretofore paid, (iv) this Lease, and (v) all Legal Requirements. Landlord may by written notice to Tenant extend the Closing Date for a period of up to thirty-five (35) days. Such deed shall contain an agreement by grantee to observe and perform all of the covenants, conditions and restrictions contained in any instruments of record which were assumed by Landlord or deemed to have been assumed by Landlord on its acquisition of title or subsequently entered into by Landlord at the request or with the consent of Tenant. The acceptance of a deed by Tenant shall be deemed to be the full performance and discharge of every agreement and obligation on the part of Landlord to be performed pursuant to the provisions of this Lease. Tenant shall pay all conveyance, transfer, sales and like taxes, recording charges and fees, escrow charges and title charges for any policy of title insurance required by Tenant, required in connection with the purchase. If on the Closing Date, there may be any liens or encumbrances which Landlord is obligated to remove, the Closing Date shall be extended for a reasonable period to permit Landlord to discharge such liens or encumbrances. Landlord shall not be obligated to discharge any such lien or encumbrance if Tenant's title insurance company shall issue, at no cost to Tenant, affirmative insurance (including a commitment to issue future policies including such affirmative insurance) to the effect that the same shall not be collected from or enforced against the Leased Premises. If there be any liens or encumbrances against the Leased Premises which Landlord is obligated to remove, upon request made a reasonable time before the Closing Date, Landlord shall provide at the closing separate funds for the foregoing, payable to the holder of such lien or encumbrances or Landlord may use the funds payable at Closing by Tenant to remove the same. If the Closing Date is extended pursuant to this grammatical paragraph, the Termination Date shall be likewise extended.

            (c) In the event of any other Condemnation of part of the Leased Premises which does not result in a Termination of this Lease, subject to the requirements of Paragraph 15, the Net Award of such Condemnation shall be delivered to Lender or Landlord, in that order, and, promptly after such Condemnation, Tenant shall commence and diligently continue to perform the Restoration (whether or not the Net Award shall be sufficient to pay the entire cost thereof). Landlord and Lender shall, to the extent received, make the Net Award available to Tenant for such purpose subject to conditions to disbursement comparable to disbursement of Net Proceeds pursuant to Paragraph 15 below, and all Rent shall continue unabated. Any balance of the Net Award remaining after completion of the Restoration shall be retained by Landlord. In the event of a Requisition of any part or all of the Leased Premises, the Net Award of such Requisition shall be retained by Tenant and all Rent shall continue unabated, provided that if the Requisition affects the Leased Premises for any period after the Term, the Net Award shall be equitably divided between Landlord and Tenant.

            (d) Except with respect to an award or payment to which Tenant is entitled pursuant to the foregoing provisions of this Paragraph 12, no agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant without the written consent of the other, and of Lender, if the Leased Premises are then subject to a Mortgage, which consent of Landlord, Tenant and Lender shall not be unreasonably withheld or delayed provided such award or payment is applied in accordance with this Lease.


            (e) In the event of a Condemnation of any part or all of the Leased Premises, Tenant shall continue to pay Base Rent and Additional Rent without abatement, reduction or offset by reason of such Condemnation or otherwise through and including the last day of the Term provided that, if this Lease is terminated pursuant to Paragraph 12(a) above and whether or not Landlord and Lender shall accept or be deemed to have accepted any Tenant's Offer to Purchase, Tenant shall continue to pay Base Rent and Additional Rent through and including the Termination Date.

            13.   Insurance.

            (a) Tenant shall maintain or cause to be maintained at its sole cost and expense the following insurance on the Leased Premises:

                  (i) Insurance against loss or damage to the Improvements under an All Risk Policy, which shall include flood insurance (federal flood program may be used when necessary) and earthquake insurance, each to the extent applicable and obtainable and which may contain such exclusions as are standard in the industry. Such insurance shall be written on a replacement cost basis with an agreed upon value equal to the full insurable replacement values of the Improvements excluding footings and foundations and areas not within any structure (the portion of the Improvements not so excluded being referred to as the "Insured Improvements"), with a deductible not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and in all events in amounts sufficient to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies.

                  (ii) Contractual and commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about any part or all of the Leased Premises, which insurance shall be written on a so-called "occurrence basis," and shall provide minimum protection with a combined single limit in an amount not less than One Million Dollars ($1,000,000) (or in such increased limits from time to time to reflect declines in the purchasing power of the dollar as Landlord may reasonably request) with umbrella coverage of not less than Five Million Dollars ($5,000,000).

                  (iii) Worker's compensation insurance covering all
            persons employed by Tenant on the Leased Premises in connection with any Work done on or about any part or all of the Leased Premises.

                  (iv) When the completed estimated cost of any Work exceeds
            Five Hundred Thousand Dollars ($500,000), a completed value Builder's Risk policy, with a deductible not to exceed Two Hundred Fifty Thousand Dollars ($250,000).


            (b) The insurance required by Paragraph 13(a) shall be written by companies having either (i) an insurance company claims paying rating equal to or greater than A as ascribed by Standard & Poor's Rating Services. All companies providing insurance required by Paragraph 13(a) shall be authorized to engage in the insurance business in the State. The insurance policies shall be for a term of not less than one year. Property damage policies shall name Tenant as named insured and Landlord and Lender as loss payees. Liability policies shall name Tenant as named insured and Landlord and Lender as additional insureds as their interests may appear. If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and Lender.

            (c) Each insurance policy referred to above shall, to the extent applicable, contain standard non-contributory mortgagee clauses in favor of any Lender. Each policy required to be carried by Tenant shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any part or all of the Leased Premises for purposes more hazardous than permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any Lender pursuant to any provision of the Mortgage upon the happening of an event of default therein, or (iv) any change in title or ownership of any part or all of the Leased Premises.

            (d) Tenant shall pay as they become due all premiums for the insurance required by this Paragraph 13, shall renew or replace each policy, and shall deliver to Landlord and Lender, a certificate or other evidence (reasonably satisfactory to Lender and Landlord) of the existing policy and such renewal or replacement policy no later than ten (10) days prior to such renewal or replacement. In the event of Tenant's failure to comply with any of the foregoing requirements of this Paragraph 13 within five (5) days of written notice from Landlord, Landlord shall be entitled to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant upon written demand by Landlord, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord.

            (e) Anything in this Paragraph 13 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 13(a)(i) may be carried under a "blanket" policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" policy or policies otherwise comply with the provisions of this Paragraph 13. In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord and Lender a certified copy of those provisions of the blanket policy that pertain to the Leased Premises, if any, to evidence the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Leased Premises and the presence in the policy of provisions of the character required in the above sections of this Paragraph 13.

            14.   Damage, Destruction.


            (a) In the event of any casualty loss exceeding Two Hundred Fifty Thousand Dollars ($250,000), Tenant shall give Landlord and Lender immediate notice thereof. Tenant shall adjust, collect and compromise any and all such claims, with the consent of Lender and Landlord, not to be unreasonably withheld or delayed, and Landlord and Lender shall have the right to join with Tenant therein. If the estimated cost of Restoration or repair shall be Two Hundred Fifty Thousand Dollars ($250,000) or less, all proceeds of any insurance required under Paragraph 13(a) shall be payable to Tenant, provided that Original Tenant and any Assignee Tenant at such time shall each have a Tangible Net Worth of not less than Two Hundred Million Dollars ($200,000,000), and in all other events to a Trustee which shall be a federally insured bank or other financial institution, selected by Landlord and approved by Tenant and Lender, such approval by Tenant and Lender not to be unreasonably withheld (the "Trustee"); provided, however, if the Leased Premises shall be covered by a Mortgage, Lender, if it so desires, shall be the Trustee. Each insurer is hereby authorized and directed to make payment under said policies directly to such Trustee instead of to Landlord and Tenant jointly; and Tenant hereby irrevocably appoints such Trustee as Tenant's attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease after approval by Tenant of such Trustee, if Trustee is other than Lender.

            (b) In the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent, Additional Rent or any other sums payable by Tenant hereunder. Promptly after such casualty, Tenant shall commence and diligently continue to perform the Restoration to the Leased Premises. Upon payment to the Trustee of the Net Proceeds, the Trustee shall make the Net Proceeds available to Tenant for Restoration, in accordance with the provisions of Paragraph 15. Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, promptly commence the Restoration and diligently continue the same until final completion in accordance with all Insurance Requirements and Legal Requirements and the provisions of this Lease (including Tenant's making any desired Alterations allowed hereunder).

            (c) Tenant shall pay to the Trustee within fifteen (15) days following any damage or destruction, the amount of any deductible applicable to the Insured

Improvements (the amount payable by Tenant pursuant to this Paragraph 14(c) being referred to as "Tenant's Insurance Payment").

            15.   Restoration.

            The Net Proceeds and the Tenant Insurance Payment (together being herein defined as the "Restoration Fund") held by the Trustee shall be disbursed by the Trustee to pay the cost of Restoration subject to satisfaction of the following conditions:

            (a) At the time of any disbursement, Tenant shall have deposited with the Trustee all amounts which the Tenant is required to deposit pursuant to this Lease, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed and remain undischarged and unbonded.

            (b) If the estimated cost of Restoration exceeds Two Hundred Fifty Thousand Dollars ($250,000), prior to commencement of the Restoration, the architects, contracts, contractors, plans and specifications for the Restoration shall have been approved by Landlord and Lender, which approval shall not be unreasonably withheld or delayed.


            (c) Each request for disbursement shall be accompanied by a certificate of the Tenant in Possession, signed by the President, Treasurer or any Vice President of the Tenant in Possession, describing the completed work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work; and the certificate to be delivered by the Tenant in Possession upon completion of the work shall, in addition, state that the work has been completed and complies with the applicable requirements of this Lease and all Legal Requirements and Insurance Requirements.

            (d) Disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement less customary retentions upon receipt of (1) satisfactory evidence, including architects' and general contractors' certificates, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications approved by Landlord, (2) waivers of liens from the general contractor and such other waivers of lien as are required by the title insurer,
(3) a satisfactory bring down of title insurance, and (4) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place and free and clear of mechanics' lien claims.

            (e) At the direction of Landlord or Lender, the Trustee shall retain ten percent from each disbursement of the Restoration Fund until the Restoration is fully completed and the Leased Premises are available for their intended use, in the reasonable judgment of the Landlord and Lender, including the issuance of any necessary certificate of occupancy.

            (f) The Restoration Fund shall be kept by the Trustee in a separate interest-bearing account or investment issued, guaranteed or insured by the United States of America.

            Prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by Landlord or Lender, exceeds the amount of the Restoration Fund, the amount of such excess shall be paid by Tenant to the Trustee to be added to the Restoration Fund prior to any further disbursement or Tenant shall fund at its own expense the costs of such Restoration until the remaining Restoration Fund is sufficient for the completion of the Restoration. Provided no Event of Default then exists, any sum in the Restoration Fund which remains in the Restoration Fund upon the final completion of Restoration shall be paid to Tenant.

            16.   Subordination to Financing


            (a) Subject to the following provisions of this Paragraph 16(a), Tenant agrees that this Lease shall at all times be subject and subordinate to the lien of any Mortgage. So long as no Event of Default shall be outstanding, Tenant's tenancy and right of possession shall not be disturbed by Landlord or Lender or any party claiming by, through or under Landlord or Lender, nor shall this Lease be affected by any default under such Mortgage, and in the event of a foreclosure or other enforcement of any such Mortgage, or sale or deed in lieu thereof, the purchaser at such foreclosure sale or by any person claiming by, through or under Lender shall be bound to Tenant for the Term of this Lease and any extensions thereof, the rights of Tenant hereunder shall expressly survive, and this Lease shall in all respects continue in full force and effect so long as no Event of Default by Tenant has occurred and is continuing. So long as no Event of Default by Tenant has occurred and is continuing, Tenant shall not be named as a party defendant in any such foreclosure suit or other suit brought by Lender seeking to realize upon its collateral, except as may be required by law, but, so long as no Event of Default by Tenant has occurred and is continuing, in no event shall any such foreclosure or other suit seek or result in termination of Tenant's tenancy or rights of possession under this Lease. Any Mortgage to which this Lease is now or hereafter subordinate shall provide, in effect, that during the time this Lease is in force all Net Proceeds, Tenant's Insurance Payments and Net Awards shall be permitted to be used for Restoration in accordance with the provisions of this Lease. Upon any foreclosure, or the delivery of a deed in lieu thereof or any other enforcement of the Mortgage, neither Lender, its successor nor any purchaser at foreclosure or otherwise shall disturb the tenancy or possession of any Qualified Entity referred to in Paragraph 17(c) below that is entitled to nondisturbance as set forth in such Paragraph (and for whom nondisturbance has been requested at any time before the occurrence of an Event of Default); provided, however, that the nondisturbance of such Qualified Entity shall be subject in all cases to the conditions and limitations set forth in Paragraph 17(c) below.

            (b) Notwithstanding the provisions of Paragraph 16(a) above, the holder of the Mortgage to which this Lease is subject and subordinate, as provided in said Paragraph, shall have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect.

            (c) At any time prior to the expiration of the Term, Tenant agrees, at the election and upon demand of any owner of the Leased Premises, or of Lender who has granted non-disturbance to Tenant pursuant to Paragraph 16(a) above, to attorn, from time to time, to any such owner or Lender, upon the then executory terms and conditions of this Lease, for the remainder of the Term originally demised in this Lease and for any Renewal Terms, provided that such owner or Lender shall then be entitled to possession of the Leased Premises subject to the provisions of this Lease. The provisions of this Paragraph 16(c) shall inure to the benefit of any such owner or Lender, shall apply notwithstanding that, as a matter of Law, this Lease may terminate upon the foreclosure of the Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.


            (d) Each of Tenant, Landlord and Lender agrees that, if requested by any of the others, each shall, without charge, enter into a Subordination, Non-Disturbance and Attornment Agreement reasonably acceptable to Tenant, Landlord and Lender, provided such agreement contains provisions relating to non-disturbance and attornment in accordance with the provisions of this Paragraph 16. Tenant hereby agrees for the benefit of Lender that Tenant will not, without in each case the prior written consent of Lender, in its sole discretion, (a) amend or modify the Lease, or enter into any agreement with Landlord so to do, (b) cancel or surrender or seek to cancel or surrender the Term hereof, or enter into any agreement with Landlord to do so (the parties agreeing that the foregoing shall not be construed to affect the rights or obligations of Tenant, Landlord or Lender with respect to any termination pursuant to the express terms hereof in connection with an offer to purchase the Leased Premises following certain events as provided in Paragraphs 12 and 20, or
(c) pay any installment of Basic Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.

            17.   Assignment, Subleasing.

            (a) Tenant is currently in occupancy and is operating its business at the Leased Premises. Landlord acknowledges that the cessation of business operations at the Leased Premises by Original Tenant or any permitted sublessee or assignee shall not, in and of itself, constitute an Event of Default under this Lease. Tenant may assign its interest in this Lease or sublease the Leased Premises without the prior written consent of Landlord provided Tenant complies with all applicable provisions of this Paragraph 17. Tenant shall, however, give Landlord and Lender prior written notice of Tenant's intent to assign its interest in this Lease or sublease any portion of the Leased Premises promptly upon electing to do so. No sublease under, or assignment of, this Lease (or any rejection in bankruptcy or other default by any assignee or sublessee hereunder) shall relieve the Original Tenant hereunder of any of its obligations hereunder, for which it shall remain primarily liable, and upon any assignment or sublease hereunder, the Original Tenant shall acknowledge in writing in favor of Landlord and Lender that such obligations are not affected by such assignment, sublease or rejection.

            (b) Each sublease of the Leased Premises or any part thereof shall be subject and subordinate to the provisions of this Lease. No sublease term shall extend beyond the Term of this Lease (excluding Executory Renewal Terms). Tenant agrees that in the case of an assignment or sublease, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment or sublease, deliver to Landlord and Lender a duplicate original of such assignment or sublease wherein the assignee or sublessee agrees to observe and perform the provisions of Paragraph 13(a)(ii) and related provisions of Paragraph 13(c), (d) and (e) insofar as Paragraph 13(a)(ii), (c), (d) and (e) relate to the use and occupancy by the assignee of the entire Leased Premises in the case of any assignment and by the sublessee of the subleased premises in the case of a sublease. In the case of a sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord and Lender a duplicate original of such sublease.

            (c) Upon written request of Tenant, Landlord and Lender will enter into a Non-Disturbance and Attornment Agreement with any proposed assignee or sublessee, provided:

                (i) the Non-Disturbance and Attornment Agreement is in a form reasonably acceptable to Landlord and Lender;

                (ii) Landlord is not required to assume any additional operating, financing or other obligations in respect of the Leased Premises beyond Landlord's obligations contained in this Lease;

                (iii) The proposed assignee or sublessee is a Qualified Entity;

                (iv) In the case of an assignment, the assignee assumes all of the obligations of the Original Tenant under this Lease and in the case of a sublease, the sublessee assumes all of the obligations of the Original Tenant under this Lease to the extent applicable to the subleased space; and

                (v) The per square foot net rent payable by the assignee or sublessee is not less than the per square foot rent payable by the Original Tenant as Basic Rent under this Lease or, if such net rent is less, Tenant has provided Landlord with security in a form and issued by an entity acceptable to Landlord and Lender securing Tenant's obligation to pay such deficiency throughout the full remaining potential Term of this Lease, including any Executory Renewal Terms.

            (d) Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of any part or all of the Leased Premises, and Tenant hereby irrevocably and unconditionally assigns, and grants a security interest in, all such subleases and all such rents and money to Landlord, which assignment may be exercised, and security interest enforced, upon and after (but not before) the occurrence of an Event of Default. Tenant shall execute such financing statements as Landlord may reasonably request to perfect the foregoing assignment as a security interest. Upon Landlord's written request, from time to time, Tenant shall provide to Landlord and Lender copies of all subleases then in effect and a schedule of subleases showing, with respect to each sublease, name of subtenant, size of subleased space, term of sublease and net subrent.

            18.   Permitted Contests.


            Notwithstanding any provision of this Lease to the contrary, after prior written notice to Landlord and Lender, Tenant shall not be required to (i) pay any Tax, (ii) comply with any Legal Requirement, or (iii) discharge or remove any lien, so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (u) the collection of, or other realization upon, the Tax or lien so contested, (v) the collection of any penalty for failure to comply with the Legal Requirement being contested, (w) the sale, forfeiture or loss of any part or all of the Leased Premises, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of the same, (x) any interference with the use of, occupancy, sale or financing of any part or all of the Leased Premises, (y) any interference with the payment of any Basic Rent or any Additional Rent, and (z) the cancellation of any fire or other insurance policy or violation of any Insurance Requirement. In no event shall Tenant pursue a contest with respect to any Tax, Legal Requirement, or lien referred to above in such manner that exposes Landlord to any criminal or civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Lender. Tenant shall be deemed to have made provisions reasonably acceptable to Landlord and Lender (except with respect to exposure for criminal liability) if Tenant shall have provided Lender or Landlord in that order as security for such contest, an amount of cash or bond equal to, if Original Tenant or a Qualified Entity is the Tenant in Possession, 100%, and otherwise 125%, of the amount being contested, or other security satisfactory in the reasonable opinion of Lender or Landlord in that order, in assuring the payment, compliance, discharge, removal or other action, including all costs, attorneys' fees, interest and penalties, in the event that the contest is unsuccessful. No such security shall be required if the amount involved in the contest shall not exceed one tenth (1/10th) of one percent (1%) of the Tangible Net Worth of the Tenant in Possession as reasonably evidenced to Landlord. While any such proceedings are pending and the required security is held by Lender or Landlord, in that order, Lender or Landlord, as the case may be, shall not have the right to pay, remove or cause to be discharged the Tax, Legal Requirement or lien thereby being contested unless Landlord or Lender reasonably believes that any one or more of the conditions in clauses (v) through (z) above shall not be prevented during the pendency of the contest. Tenant further agrees that such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall, so long as all of the conditions of the first sentence of this Paragraph 18 are at all times complied with, have the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all judgments, decrees and costs (including all attorneys' fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed to be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts of the performance of which shall be ordered or decreed as a result thereof.

            19.   Default.

            The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Lease:

            (a) Tenant's failure to make any payment of Basic Rent when due which continues unremedied for a period of three (3) business days after notice thereof from Landlord or Lender.

            (b) Tenant's failure to make payment of Additional Rent or other sum herein required to be paid by Tenant and such default shall continue for a period of fifteen (15) days after notice by Landlord or Lender to Tenant.

            (c) Tenant's failure to duly perform and observe, or Tenant's violation or breach of, any other provision hereof if such failure shall continue for a period of thirty (30) days after notice thereof from Landlord to Lender, or if such failure cannot be cured within such period of thirty (30) days, such period shall be extended for such longer time, not exceeding an additional ninety (90) days, as reasonably necessary provided that Tenant has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such failure.


            (d) Original Tenant or Lease Guarantor shall (i) voluntarily be adjudicated a bankrupt or insolvent, or (ii) consent to the appointment of a receiver or trustee for itself or for any part or all of the Leased Premises,
(iii) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (iv) make a general assignment for the benefit of creditors.

            (e) By the order of a court of competent jurisdiction, a receiver or liquidator of (i) Original Tenant, (ii) Lease Guarantor, (iii) all or substantially all of the assets of Original Tenant or Lease Guarantor or (iv) the interest of Original Tenant in the Leased Premises shall be appointed and not be dismissed as to the Leased Premises within sixty (60) days after such appointment, or if by decree of such court,

Original Tenant or Lease Guarantor shall be adjudicated a debtor or insolvent or the Leased Premises or any of Original Tenant's or Lease Guarantor's property shall have been sequestered, and such decree shall have continued undischarged and unstayed for sixty (60) consecutive days after such filing, or if Original Tenant or Lease Guarantor shall institute any such proceeding or shall consent to the institution of any such proceeding against it under any such law.

            (f) Original Tenant or Lease Guarantor shall in any insolvency proceedings be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution.

            (g) The estate or interest of Original Tenant in any part or all of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after such levy or attachment.

            (h)   An Event Default shall have occurred under the Lease Guaranty.

            20.   Landlord's Remedies.

            After the occurrence of an Event of Default by Tenant, Landlord shall have the right to exercise the following remedies:

            (a) Landlord may, at its option, continue this Lease in full force and effect, without terminating Tenant's right to possession of the Leased Premises, in which event Landlord shall have the right to collect Basic Rent and all Additional Rent and other charges when due. In the alternative, Landlord shall have the right to peaceably re-enter the Leased Premises on the terms set forth in subparagraph (b) below, but without such re-entry being deemed a termination of the Lease or an acceptance by Landlord of a surrender thereof. Landlord shall also have the right, at its option, from time to time, without terminating this Lease, to relet the Leased Premises, or any part thereof, with or without legal process, as the agent, and for the account, of Tenant, upon such terms and conditions as Landlord may deem advisable (which terms may be materially different from the terms of this Lease), in which event the rents received on such reletting shall be applied (i) first to the reasonable and actual expenses of such reletting and collection, including without limitation necessary renovation and alterations of the Leased Premises, reasonable and actual attorneys' fees and any reasonable and actual real estate commissions paid, and (ii) thereafter toward payment of all sums due or to become due Landlord hereunder. If a sufficient amount to pay such expenses and sums shall not be realized or secured, then Tenant shall pay Landlord any such deficiency on demand as the same shall arise. Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises in excess of the rent provided in this Lease, but such excess shall, notwithstanding the provisions of Paragraph 5, reduce any accrued present or future obligations of Tenant hereunder. Landlord's re-entry and reletting of the Leased Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth below.

            (b) Landlord may terminate this Lease by written notice to Tenant specifying a date therefor, which shall be no sooner than twenty (20) days following notice to Tenant, and this Lease shall then terminate on the date so specified as if such date had been originally fixed as the expiration date of the Term. In the event of such termination, Tenant shall pay the following to Landlord on such date:

                (i) Any obligation which has accrued prior to the date of termination.

                (ii) The amount by which the unpaid Basic Rent and all other charges which would have accrued for the balance of the Term (excluding any Executory Renewal Terms or portions thereof) exceeds the amount of the fair and reasonable rental value of the Leased Premises in respect of such period, in each case, after discounting same to present value at a discount rate equal to the Discount Rate.

Except to the extent required by Law, Landlord shall not have any duty to mitigate its damages hereunder (including, but not limited to, any duty to relet or re-lease the Leased Premises). The amount of rent reserved by Landlord in any reletting of the Leased Premises, or any portion thereof, shall be considered in ascertaining the "fair and reasonable rental value" of the Leased Premises, or such portion thereof, as the case may be. Following the date of termination, interest shall accrue on the sums payable by Tenant at the Default Rate.

In the event this Lease shall be terminated as provided above, by summary proceedings or otherwise, Landlord, its agents, servants or representatives may immediately or at any time thereafter peaceably re-enter and resume possession of the Leased Premises and remove all persons and property therefrom, by summary dispossession proceedings.

            (c) Landlord may recover from Tenant, and Tenant shall pay to Landlord upon demand, as Additional Rent such reasonable and actual expenses as Landlord may incur in recovering possession of the Leases Premises, placing the same in good order and condition and preparing the same for reletting, and all other reasonable and actual expenses, commissions and charges incurred by Landlord in exercising any remedy provided herein or as a result of any Event of Default by Tenant hereunder (including without limitation attorneys' fees), provided that in no event shall Tenant be obligated to compensate Landlord for any speculative damages caused by Tenant's failure to perform its obligations under this Lease.


            (d) Landlord may accept Tenant's irrevocable purchase offer which Tenant shall be conclusively presumed to have made at the applicable price specified in Exhibit 12-1 attached hereto plus Yield Maintenance and any Additions to the Purchase Price (the "Default Purchase Offer"), upon the occurrence of an

Event of Default. Landlord shall be deemed to have accepted the Default Purchase Offer unless Landlord and Lender shall have delivered a joint rejection thereof within sixty (60) days after the occurrence of the Event of Default. If Landlord accepts or is deemed to have accepted the Default Purchase Offer, (i) payment of the purchase price and transfer of title to the Leased Premises shall occur on a date specified by Lender which is no more than thirty-five (35) days following the next Base Rent Payment Date which occurs no less than one hundred twenty
(120) days after the Event of Default and otherwise in compliance with the terms and conditions set forth in Paragraph 12 above (as though the Leased Premises were being sold to Tenant thereunder), (ii) Tenant shall pay to Landlord Yield Maintenance, if any, and (iii) this Lease shall continue in full force and effect without any abatement of Rent until such transfer of title, provided that if such Base Rent Payment Date will occur prior to the third anniversary of the Commencement Date, Landlord may, prior to the expiration of such one hundred twenty (120) days, upon written notice to Tenant, defer such closing until a date which is no later than such third anniversary, If Landlord rejects the Default Purchase Offer, this Lease shall continue in full force and effect without any abatement of Rent unless and until terminated by Landlord pursuant to Paragraph 20(b) or otherwise as permitted by Law.

            (e) The various rights and remedies reserved to Landlord herein are cumulative. The rights and remedies described in Paragraphs 20(a)-(c) shall survive termination of this Lease and Landlord may pursue any and all such rights and remedies and any others available to Landlord under applicable law or equity, whether at the same time or otherwise (to the extent not inconsistent with specific provisions of this Lease); provided that no remedy of termination of this Lease shall be available until after the occurrence of an Event of Default. Notwithstanding anything herein to the contrary, Landlord expressly waives its right to forcibly dispossess Tenant from the Leased Premises, whether peaceably or otherwise, without judicial process, such that Landlord shall not be entitled to any "commercial lockout" or any other provisions of applicable law which permit landlords to dispossess tenants from commercial properties without the benefit of judicial review.

            21.   Notices.

All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease (collectively "Notice" or "Notices") shall be in writing and shall be deemed to have been given for all purposes upon receipt or refusal after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, or upon receipt or refusal after having been sent by FedEx or other nationally recognized air courier service, to the addresses stated below or upon receipt by telephonic facsimile transmission (fax) at the telephone numbers specified below:

            (a) If to Landlord, at the address set forth on the first page of this Lease (Fax No. (614) 443-0972), with a copy to:

                  Schottenstein Stores Corporation
                  1800 Moler Road
                  Columbus, Ohio  43207
                  Attention:  Legal Department
                  Fax No.:  (614) 443-0972

            (b) If to Tenant, at the address set forth on the first page of this Lease (Attention: Vice President, Finance, Fax No. (614) 337-4681), with a copy to:

                  Schottenstein Stores Corporation
                  1800 Moler Road
                  Columbus, Ohio  43207
                  Attention:  Legal Department
                  Fax No.:  (614) 443-0972

Landlord shall give to Lease Guarantor (in the manner set forth in the Lease Guaranty) a copy of each notice given to Tenant.

In the case of fax notice, a hard copy of the faxed notice shall be promptly given by registered or certified mail or air courier service as herein provided but, as to notices given by fax, the date of receipt of the fax notice shall control. If any Lender shall have advised Tenant by Notice in the manner aforesaid that it is the holder of a Mortgage and stating in said Notice its address for the receipt of Notices, then simultaneously with the giving of any Notice by Tenant to Landlord, Tenant shall serve a copy of such Notice upon Lender in the manner aforesaid. For the purposes of this Paragraph, any party may substitute its address or designate up to two additional addressees for copies of notices by giving fifteen days' notice to the other party in the manner provided above.

            22.   Memorandum of Lease; Estoppel Certificates.

            (a) Tenant shall execute, deliver and record, file or register at Tenant's expense from time to time all such instruments as may be required by any present or future law in order to evidence the respective interests of Landlord and Tenant in any part or all of the Leased Premises, and Tenant and Landlord shall cause a memorandum of this Lease, and any supplement hereto or to such other instrument, if any, as may be appropriate, to be recorded, filed or registered and re-recorded, refiled or re-registered at Tenant's expense in such manner and in such places as may be required by any present or future law in order to give public notice and protect the validity of the Lease. In the event of any discrepancy between the provisions of said recorded memorandum of this Lease or any other recorded instrument referring to this Lease and the provisions of this Lease, the provisions of this Lease shall prevail. Upon or following the expiration or earlier termination of this Lease, Tenant shall, promptly following the request of Landlord or Lender, execute and deliver to Landlord in recordable form a memorandum or other document in form reasonably acceptable to Tenant and Landlord evidencing the termination of this Lease.

            (b) Landlord and Tenant shall, at any time and from time to time, upon not less than ten days prior written request by the other, execute, acknowledge and deliver to the other a statement in writing, executed by Landlord or Tenant or, if other than an individual, by a President, Vice President or authorized general partner, managing member, principal officer or agent certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications), (ii) the dates to which Basic Rent payable hereunder has been paid, (iii) that to the knowledge of the party executing such certificate no default by either Landlord or Tenant exists hereunder or specifying each such default of which such party may have knowledge; (iv) the remaining Term hereof; and (v) with respect to a certificate signed by Tenant,
(A) that to the knowledge of the party executing such certificate, there are no proceedings pending or threatened against Tenant before or by any court or administrative agency which if adversely decided would materially and adversely affect the financial condition and operations of Tenant or if such proceedings are pending or threatened to said party's knowledge, specifying and describing the same, and (B) certifying such additional factually correct statements as may be reasonably requested. It is intended that any such statements may be relied upon by Lender, the recipient of such statements or their assignees or by any prospective mortgagee, purchaser, assignee or subtenant of the Leased Premises.

            23.   Surrender and Holding Over.

Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises were originally received from Landlord at the commencement of this Lease, except as to any repair or Alteration as permitted or required by any provision of this Lease, and except for ordinary wear and tear and damage by casualty or Condemnation which Tenant is not required to repair or restore hereunder. Tenant may remove at Tenant's sole cost and expense from the Leased Premises on or prior to such expiration or earlier termination Tenant's Trade Fixtures and personal property which are owned by Tenant or third parties other than Landlord, and Tenant at is expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal. Tenant's Trade Fixtures and personal property not so removed at the expiration of the Term or within thirty days after the earlier termination of the Term for any reason whatsoever shall become the property of the Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises at Tenant's expense. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination.

Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the Term of this Lease, including extensions thereof, with the consent of Landlord, shall operate and be construed as a tenancy from month to month only, at one hundred fifty percent (150%) of the Basic Rent reserved herein and otherwise upon the same terms and conditions as contained in this Lease. Notwithstanding the foregoing, any holding over without Landlord's consent shall entitle Landlord, in addition to collecting Basic Rent at a rate of one hundred fifty percent (150%) thereof, to exercise all rights and remedies provided by law or in equity, including the remedies of Paragraph 20.

            24.   No Merger of Title.

There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any part or all of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (i) this Lease of the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (ii) the fee estate or ownership of any part or all of the Leased Premises or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (x) this Lease or the leasehold estate created by this Lease and (y) the fee estate in or ownership of the Leased Premises including, without limitation, Lender's interest therein, or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

            25.   Landlord Exculpation.

Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord's interest in Leased Premises and shall not be enforced against the Landlord individually personally or against any shareholder, member, partner or beneficiary of Landlord, or against any of their respective directors, officers, employees or agents.

            26.   Hazardous Materials.

            (a) Tenant represents, warrants and covenants that it has not and will not, and that it has not permitted and will not permit any person or entity to make, store, release, treat or dispose of any Hazardous Materials from, on, about or under the Leased Premises, but the foregoing shall not prevent the use to the extent necessary and customary in connection with any use permitted under this Lease of any such substances in accordance with applicable Laws and regulations. Tenant represents, warrants and covenants that it will at all times comply (and prohibit non-compliance by others) with all Environmental Laws.



            (b) To the extent required by the Environmental Laws, Tenant shall remove any Hazardous Materials whether now or hereafter existing on the Leased Premises and whether or not arising out of or in any manner connected with Tenant's occupancy of the Leased Premises during the Term, and repair all damage to the Leased Premises caused thereby. Tenant shall and hereby does agree to defend (with counsel satisfactory to Lender and Landlord), indemnify and hold Lender and Landlord, their respective successors, assigns, heirs, members, beneficiaries, shareholders and partners, and all of their respective directors, officers, agents and employees (collectively, the "Indemnified Parties") harmless from and against any and all causes of actions, suits, demands or judgments of any nature whatsoever, losses, damages, penalties, expenses, fees, claims, costs (including response and remedial costs), and liabilities, including, but not limited to, attorneys' fees and costs of litigation, arising out of or in any manner connected with (i) the violation of any Environmental Law with respect to the Leased Premises; (ii) the "release" or "threatened release" of, presence of or failure to remove, as required by this Paragraph 26, Hazardous Materials onto, on, under or from the Leased Premises or any portion or portions thereof, now or hereafter existing whether or not arising out of or in any manner connected with Tenants' occupancy of the Leased Premises during the Term. All obligations of Tenant under this Paragraph 26 shall survive expiration or earlier termination of this Lease.

            (c) The Tenant represents, warrants and covenants that it will not install any underground storage tank without specific, prior written approval from the Landlord and Lender, which may be withheld in the sole discretion of either. The Tenant will not store combustible or flammable materials on the Leased Premises in violation of Environmental Laws.

            (d) Tenant shall comply with the requirements set forth in Exhibit 26 attached hereto.

            27.   Entry by Landlord.

Landlord and its authorized representatives shall have the right upon reasonable notice (which shall be not less than forty eight (48) hours except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of any emergency), for (i) the purpose of inspecting the same or for the purpose of doing any work under Paragraph 9, and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), provided further that if an Event of Default has occurred and is continuing, such inspections and work shall be at Tenant's sole cost and expense, and (ii) the purpose of showing the Leased Premises to prospective purchasers and mortgagees and, at any time within twelve (12) months prior to the expiration of the Term for the purpose of showing the same to prospective tenants. No such entry shall constitute an eviction of Tenant but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant's business operation.

            28.   Financial Statements; Additional Information.

            (a) Tenant will deliver to Landlord and Lender copies of all financial statements and any documents filed with the Securities and Exchange Commission ("SEC") by Lease Guarantor (including without limitation all 8-K, 10-K and 10-Q reports, and notices and proxy statements sent by Tenant and its stockholders) in each case within fifteen (15) days following delivery to the SEC or Lease Guarantor's stockholders, as the case may be; provided, however, that if Lease Guarantor does not file such statements and reports with the SEC, Tenant will deliver to Landlord and each Lender the following:

                (i) Quarterly Statements. Within sixty (60) days after the end of each quarterly fiscal period (except the last) in each fiscal year of Lease Guarantor, duplicate copies of:

                    (A) a consolidated balance sheet of Lease Guarantor and its consolidated subsidiaries as at the end of such quarter,

                    (B) a consolidated statement of profits and losses of Lease
                Guarantor and its consolidated subsidiaries for the current quarter and the portion of the fiscal year ending with such quarter, and


                    (C) a consolidated statement of cash flows of Lease
                Guarantor and its consolidated subsidiaries for the portion of the fiscal year ending with the current quarter;

            setting forth in each case in comparative form the figures for the corresponding periods a year earlier, all in reasonable detail and certified as having been prepared in accordance with generally accepted accounting principles consistently applied and certified as complete and correct by a senior financial officer of Lease Guarantor;

               (ii) Annual Statements. Within ninety (90) days after the end of each fiscal year of Lease Guarantor, duplicate copies of:

                    (A) a consolidated balance sheet of Lease Guarantor and its consolidated subsidiaries as at the end of such year,

                    (B) consolidated statements of profits and losses and cash flows of Lease Guarantor and its consolidated subsidiaries for such year, and

                    (C) a consolidated statement of cash flows of Lease
                Guarantor and its consolidated subsidiaries for such year;

            setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the report thereon, containing an opinion unqualified as to limitations imposed by Lease Guarantor on the scope of the audit, of a firm of independent certified public accountants of recognized national standing selected by Lease Guarantor which opinion shall state that the consolidated financial statements of

            Lease Guarantor and its consolidated subsidiaries fairly present the financial condition of the companies (including the results of their operations and changes in financial position) being reported upon, have been prepared in accordance with generally accepted accounting principles consistently applied and that the examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.


            (b) Each set of annual and quarterly financial statements delivered to Landlord pursuant to Paragraph 28(a) shall be accompanied by a certificate of a senior financial officer of Lease Guarantor stating whether or not a Financial Event (as defined in the Lease Guaranty) has occurred since the later of the date of this Lease or the date of the last such statement submitted to Landlord pursuant to this sentence. With reasonable promptness, Tenant shall deliver to Landlord and Lender such additional financial statements and information regarding the business affairs and financial condition of Lease Guarantor as Landlord and any Lender may reasonably request. In addition, Tenant shall submit to Landlord and Lender copies of all financial information submitted by Lease Guarantor to its institutional lenders, bondholders and other institutional investors as and when such information is delivered to such other parties. Upon the prior written request of Landlord or Lender, Tenant shall cause a senior financial officer of Lease Guarantor to meet with representatives of Landlord and/or Lender to discuss the business and financial affairs of Lease Guarantor and the financial statements and other information submitted by Tenant to Landlord pursuant to this Lease or the Lease Guaranty. Tenant shall also supply to Landlord no later than ninety (90) days after each fiscal year, a statement certified by a senior financial officer of Lease Guarantor, of the amount of gross sales from the Leased Premises for the preceding fiscal year.

            (c) Original Tenant shall cause Lease Guarantor to obtain and maintain a Corporate Creditworthiness Rating during all periods of time when Lease Guarantor does not have at least one issue of Rated Debt outstanding.

            (d) In the event that Tenant fails to provide to Landlord or its designee any of the financial statements, certificates, reports or information (the "Required Records") required by this Paragraph 28 within thirty (30) days after the date upon which such Required Record is due, Tenant shall pay to Landlord, at Landlords option and in its sole discretion, an amount equal to $5,000 for each Required Record that is not delivered; provided that Landlord has given at least ten (10) days prior written notice to Tenant of such failure by Tenant to timely submit the applicable Required Record and provided that Lender has imposed such cost on Landlord pursuant to the Mortgage by reason of Landlords failure to deliver such Required Record to Lender.

            29.   No Usury.

The intention of the parties being to conform strictly to the usury laws now in force in the State, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.

            30.   Broker.

Landlord and Tenant represent and warrant to each other that, except for W. Lyman Case & Co. (whose fee shall be paid by Tenant), neither party negotiated with any broker in connection with this Lease and that this Lease was negotiated directly by Landlord and Tenant. Each party hereby agrees to indemnify the other against all claims, damages, costs and expenses incurred by the indemnified party as a result of the breach of the foregoing representation or warranty by the indemnifying party.

            31.   Waiver of Landlord's Lien.

Landlord hereby waives any right to distrain Tenant's Trade Fixtures or any personal property of Tenant and any Landlord's lien or similar lien upon Tenant's Trade Fixtures and any other personal property of Tenant regardless of whether such lien is created or otherwise. Landlord agrees, at the request of Tenant, to execute a waiver of any Landlord's or similar lien for the benefit of any present or future holder of a security interest in or lessor of any of Tenant's Trade Fixtures or any other personal property of Tenant. Landlord acknowledges and agrees in the future to acknowledge (in a written form reasonably satisfactory to Tenant) to such persons and entities at such times and for such purposes as Tenant may reasonably request that Tenant's Trade Fixtures are Tenant's personal property and not part of the Improvements (regardless of whether or to what extent such Trade Fixtures are affixed to the Improvements) or otherwise subject to the terms of this Lease.

            32.   No Waiver.

No delay or failure by either party to enforce its rights hereunder shall be construed as a waiver, modification or relinquishment thereof.

            33.   Separability.

If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by Law.

            34.   Indemnification.


Tenant agrees to defend (with counsel acceptable to Landlord and Lender), pay, protect, indemnify, save and hold harmless Landlord, Lender and each of the other Indemnified Parties, from and against any and all liabilities, losses, damages, penalties, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, arising (a) from a default by Tenant under this Lease, (b) under any REA or any Legal Requirements pertaining to this Lease or the Leased Premises, or (c) from any part or all of the Leased Premises or Adjoining Property or the existence, use, non-use, occupancy, condition, design, construction, maintenance, repair or rebuilding of any of or otherwise relating to, the Leased Premises or Adjoining Property, and any injury to or death of any person or persons or any loss of or damage to any property, real or personal, in any manner arising therefrom connected therewith or occurring thereon, whether or not Landlord has or should have knowledge or notice of the defect or conditions, if any, causing or contributing to said Loss. In case any action or proceeding is brought against Landlord, Lender or any of the other Indemnified Parties by reason of any such Loss, Tenant covenants upon notice from Landlord or Lender to defend (with counsel acceptable to Landlord and Lender) Landlord or Lender and such other Indemnified Parties in such action, with the expenses of such defense paid by Tenant, and Landlord or Lender will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. All obligations of Tenant under this Paragraph 34 shall survive the expiration or any termination of this Lease. All indemnities and obligations of Tenant to defend contained in this Paragraph 34 and elsewhere in this Lease (including without limitation, Paragraph 26) shall continue to run in favor of and be enforceable by, each person or entity that shall be a Landlord, Lender or any other Indemnified Party from time to time notwithstanding the assignment of this Lease by any such Landlord and the release of such Landlord hereunder or the assignment or release of any Mortgage or the payment of any debt owed to a Lender.

            35.   Tenant to Comply With Reciprocal Easement Agreement.

            (a) Landlord agrees to enter into with Tenant, at Tenant's expense, such easements, covenants, waivers, approvals or restrictions for utilities, parking or other matters as desirable for operation of the Leased Premises or Adjoining Property (collectively, "Easements") and any amendment or modification (collectively, "Modifications") to any REA (as defined below), each as requested by Tenant, subject to Lender's and Landlord's approval of the form and substance thereof which shall not be unreasonably withheld or delayed; provided (i) that such Easement or Modification shall not result in any diminution in the value or utility of the Leased Premises for use as a retail or office facility and further provided that Tenant reasonably believes that it is in the best interests of the operator(s) of the Leased Premises that such Easement be granted or Modification be entered into, as the case may be; (ii) Tenant provides Landlord and Lender with a Survey and title endorsement evidencing that no violation or encroachments will exist as a result of the establishment of any Easement or REA (and, with respect to any Modification pursuant to which any easements are created or relocated, any such Modification); (iii) Tenant assumes all obligations under such Easement or Modification during the Term (to the extent obligations are imposed upon the owner of the Leased Premises); (iv) no such Easement or Modification shall render the use of the Leased

Premises dependent upon any other property or condition the use of the Leased Premises upon the use of any other property, each of which Tenant shall certify to Landlord and Lender in writing delivered with Tenant's request with respect to such Easement or Modification, as the case may be; and (v) Tenant shall pay the reasonable costs and expenses, including attorneys' fees, and expenses, incurred by Lender and Landlord in connection with the review of the Modifications. Tenant's request shall also include Tenant's written undertaking acknowledging that Tenant shall remain liable hereunder as a principal and not merely as a surety or guarantor notwithstanding the establishment of any Easement or entering into of any Modification. If either Landlord or Lender shall fail to approve or disapprove the form and substance of any such Easement or Modification within a period of thirty (30) days from their respective receipt of same, which disapproval shall be in writing delivered to both Tenant and any single third party that is a prospective party to such Easement and whose name and address have been delivered to Landlord and Lender, then either or both of Landlord or Lender, as the case may be, shall be deemed to have approved the form, scope and substance of any such Easement or Modification.


            (b) Tenant agrees that Tenant is obligated to and shall perform all obligations of the owner of the Leased Premises and pay all expenses which the owner of the Leased Premises may be required to pay in accordance with any Easements, Modifications or other reciprocal easement agreement or any other agreement or document of record now affecting the Leased Premises or hereafter becoming effective pursuant to Paragraph 35(a) or otherwise (such Easements, Modifications, other reciprocal easements and other agreements and documents being referred to collectively as "REA"), and that Tenant shall comply with all of the terms and conditions of the REA during the term of this Lease. Tenant shall be deemed the "Owner" of the Leased Premises for purposes of granting consents and approvals under the REA and Tenant shall have the right to grant consents and approval under the REA as from time to time it deems necessary, subject in each case to the prior written approval of Landlord and Lender which shall not be unreasonably withheld or delayed. Landlord and Lender shall be deemed to have approved any action proposed by Tenant under this Paragraph 35(b) in a written notice to Landlord and Lender if both Lender and Landlord shall have failed to object in writing, specifying the nature of their objections, within ten (10) days following receipt of such notice. Tenant further covenants and agrees to indemnify, defend (with counsel acceptable to Landlord and Lender) and hold harmless Landlord and Lender against any claim, loss or damage suffered by Landlord or Lender by reason of (i) any action under this Paragraph 35(b) which results in a diminution in value of Landlord's reversionary interest in the Leased Premises or (ii) Tenant's failure to perform any obligations or pay any expenses as required hereunder or under any REA or comply with the terms and conditions of any REA as hereinabove provided during the term of this Lease.

            36.   Headings.

The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

            37.   Modifications.

This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought and consented to by the Lender in writing.

            38.   Successors, Assigns.

The covenants of this Lease shall run with the Land and bind Landlord and Tenant, their respective heirs, distributees, personal representatives, successors and permitted assigns and all present and subsequent subtenants of any part or all of the Leased Premises, and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns. In the event there is more than one Tenant, the obligation of each shall be joint and several. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises and shall include Lender only if and then only following Lender's acquisition of fee title to the Leased Premises. In the event of any transfer or transfers of the title of the Leased Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed.

            39.   Counterparts.

This Lease may be executed in several counterparts, which together shall be deemed one and the same instrument.


            40.   Governing Law.

This Lease shall be governed by and construed according to the Laws of the State.

            41.   Lender as Third Party Beneficiary.

            Lender shall be deemed a third party beneficiary with respect to all provisions of this Lease that purports to confer benefits upon Lender or impose obligations upon Tenant or Landlord in order to protect the interests of Lender.

            42.   Exculpation of Trustee.

It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that, if the Landlord hereunder executes this Lease in the capacity of a trustee under a Delaware Business Trust, each and all of the representations, warranties, covenants, undertakings and agreements herein made on the part of the Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as representations, warranties, covenants, undertakings and agreements by Landlord in its individual capacity (as opposed to its capacity as trustee) or for the purpose or with the intention of binding Landlord in its individual capacity (as opposed to its capacity as trustee), but are made and intended for the purpose only of subjecting Landlord's interest in the Leased Premises and any other assets title to which is held by Landlord as trustee under the trust described in the introductory paragraph of this Lease (such interest and assets being hereafter referred to as "Landlord's Interest") to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall not look to any other assets of Landlord other than Landlord's Interests.

            43.   Substitution of Premises.

If, at any time after thirtieth (30th) month of the Primary Term, Original Tenant determines in its good faith judgment that the Leased Premises have become economically obsolete, Original Tenant may offer to substitute for the Leased Premises a parcel of land and improvements thereon owned by Original Tenant (or its affiliate) and containing a retail or office facility then being operated by Original Tenant ("Substitute Premises"). In order to make such an offer, Original Tenant shall deliver to Landlord a written notice (a "Substitution Offer") of its offer (i) to convey to Landlord the Substitute Premises in consideration for the conveyance to Tenant by Landlord of the Leased Premises and (ii) after such conveyance, to amend this Lease so as to substitute the Substitute Premises for the Leased Premises. Within ten (10) business days of its delivery to Landlord of the Substitution Offer, Original Tenant shall also deliver to Landlord and Lender a Phase I environmental report, an owner's title commitment, a Survey, an MAI appraisal and the plans and specifications for the Substitute Premises and such other information as Landlord or Lender may request (collectively, the "Substitution Deliveries") conforming to the requirements set forth below.

Landlord shall have until the close of business on the sixtieth (60th) day following its receipt of the last of the Substitution Deliveries to accept or reject the Substitution Offer, provided Landlord shall not unreasonably reject or fail to accept the Substitution Offer. If Landlord fails to notify Original Tenant as to its acceptance or rejection of the Substitution Offer, the Substitution Offer shall be deemed to have been rejected. Such offer shall be contingent upon satisfaction of all of the following conditions:

            (a) If a Mortgage encumbers the Leased Premises, the Substitution Offer shall be contingent upon Landlord obtaining from Lender the consent of such Lender to the substitution of the Substitute Premises for the Leased Premises as security for the Loan, which consent shall not be unreasonably withheld. Without limitation of the foregoing, Lender's consent may be withheld if Lender does not receive the written confirmation from any rating agency rating any pool of mortgage loans of which the Mortgage is a part that such substitution would not cause a downgrade, withdrawal or qualification of the ratings then assigned to such pool.

            (b) Landlord and Lender determine in their sole and absolute discretion that the Substitute Premises are of at least equal value to the Leased Premises and will be of comparable value to the Leased Premises as of the last day of the Term (without regard to any diminution in value by reason of any applicable casualty or Condemnation). Landlord's determination of value shall be based on Landlord's assessment of the comparability of the Substitute Premises to the Leased Premises, taking into account all relevant factors including but not limited to size of market area, demographics, age and physical condition of the Improvements on the Substitute Premises and the location of the Substitute Premises.

            (c) Original Tenant furnishes to Landlord a current Phase I environmental report with respect to the Substitute Premises and Landlord is reasonably satisfied that the same was prepared by a competent environmental consultant and that the Substitute Premises, on the basis thereof, are free of Hazardous Materials or violations of the Act or any other Laws pertaining to safety, health or the environment.

            (d) Landlord obtains the opinion of local counsel designated by it that the Lease as amended will be enforceable under the laws of the locality in which the Substitute Premises is located and, if any amendments are, in such attorney's opinion, required or desirable by reason of requirements of local law, Original Tenant agrees to such amendments.



            (e) Original Tenant agrees in writing, at its sole cost and expense, to furnish to Landlord (i) a title insurance policy insuring fee simple title to the Substitute Premises in Landlord (and if applicable, insuring Lender as well as to its Mortgage), free and clear of any and all liens and encumbrances which are not acceptable to Landlord, and containing all endorsements (or the reasonable equivalent thereof) as Landlord then has on the title insurance policy covering the Leased Premises and such additional endorsements as are reasonably required by Lender or Landlord;
      (ii) a current Survey of the Substitute Premises, prepared in accordance with the same standards as the Survey of the Premises then in Landlord's possession, showing no encroachments or other survey defects which are unacceptable to Landlord; (iii) an opinion of counsel to Tenant, in form reasonably acceptable to Landlord, with respect to the such matters as were opined upon by Tenant's counsel at the time of acquisition of the Leased Premises by Landlord; and (iv) such other matters as Landlord shall reasonably require so as to assure Landlord that the exercise of the Substitution Option will not adversely affect Landlord's investment in the Leased Premises.

            (f) Original Tenant executes an amendment of this Lease reasonably acceptable to Landlord and Lender substituting the Substitute Premises for the Leased Premises and making such conforming changes as Landlord reasonably deems necessary.

            (g) Original Tenant pays to Landlord on the Substitution Closing Date (as defined below), an amount equal to all reasonable attorneys' fees and other reasonable expenses incurred by Landlord and Lender in connection with the effectuation of the Substitution Offer, including but not limited to the travel expenses of Landlord and Lender and their representatives in inspecting the Substitute Premises and mortgage, intangible, documentary and other recording fees and taxes and all transfer and sales taxes. It is hereby agreed that it is the intention of the parties that the exercise of the Substitution Offer by Original Tenant hereunder shall result in no costs or expenses of any kind or nature whatsoever being imposed on Landlord and Lender unless reimbursed in full by Original Tenant, including but not limited to any costs or expenses incurred in evaluating the Substitute Premises, and that in addition such costs and expenses will be promptly reimbursed even if Landlord rejects the Substitute Premises or otherwise fails to consummate the acquisition of the Substitute Premises.

            (h) Original Tenant deliver to Landlord and Lender (i) a reaffirmation of the Lease Guaranty by Lease Guarantor in form and substance reasonably acceptable to Landlord and Lender and (ii) an opinion of counsel that such reaffirmation has been duly authorized, executed and delivered and that such reaffirmation and the Lease Guaranty are enforceable against Lease Guarantor.


If Landlord accepts the Substitution Offer, the closing shall take place on the later of the third anniversary of the Commencement Date or sixty (60) days after Landlord notifies Original Tenant of its acceptance (such later date being the "Substitution Closing Date") in compliance with the terms and conditions set forth in Exhibit 43 attached hereto. In the event a substitution is effectuated pursuant to this Paragraph 43, Tenant agrees that it shall, within one hundred eighty (180) days, close its facility on the original Leased Premises and not re-open the facility during the Term. Original Tenant agrees on the Substitution Closing Date to deliver to Landlord an irrevocable undertaking, in recordable form, from Original Tenant obligating it to refrain from using, and to cause all Affiliates of Original Tenant to refrain from using, the Leased Premises as a retail store, warehouse or office building for the remainder of the Term as such Term is in effect on the Substitution Closing Date (without regard to any Executory Renewal Terms and without regard to any early termination of the Term as it pertains to the Substitute Premises) and providing for the payment by Tenant to Landlord of (a) liquidated damages in the event of a violation of such covenant in the amount of twenty-five (25%) of the Basic Rent which would have accrued during that portion of the Term during which such covenant is violated and (b) the costs of collection, including reasonable attorneys' fees. The provisions of this grammatical paragraph shall survive the expiration or earlier termination of this Lease.

            44.   Intentionally omitted.

            45.   Warranties.

To induce Landlord to enter into this Lease, any transferee to become Landlord hereunder and any Lender to make a loan secured by a Mortgage, Tenant makes the warranties set forth in Exhibit 45 attached hereto.

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.

                                 LANDLORD:

                                 SSC-FORT WAYNE, L.L.C., a Delaware limited liability company

                                 By    SCHOTTENSTEIN STORES CORPORATION., an

                                       Illinois corporation, its sole Member

                                       By ______________________________
                                       Its_______________________________


                                 TENANT:

                                 VALUE CITY LIMITED PARTNERSHIP, an Ohio
                                 limited partnership

                                 By   WESTERVILLE ROAD GP, INC., a Delaware
                                 corporation, its general partner

                                 By _______________________
                                 Its________________________

COUNTY OF _____________

STATE OF _______________

      The foregoing instrument was acknowledged before me this _____ day of September, 1997, by ________________________, ___________________ of
Schottenstein Stores Corporation, a Delaware corporation, member of SSC-Fort Wayne, L.L.C., a Delaware limited liability company, for and on behalf of the limited liability company.

                                    ____________________________________________
                                    Notary Public

                                    My Commission Expires:______________________

COUNTY OF _____________

STATE OF _______________

      The foregoing instrument was acknowledged before me this ___ day of September, 1997, by __________________________, ___________________ of
Westerville Road GP, Inc., a Delaware corporation, the general partner of Value City Limited Partnership, an Ohio limited partnership, for and on behalf of the corporation and the limited partnership.

                                    ____________________________________________
                                    Notary Public

                                    My Commission Expires:______________________

                                    EXHIBIT 1

                             Permitted Encumbrances

                                    EXHIBIT 2

                                 Leased Premises

                                    EXHIBIT 3

                                   Basic Rent

1. Interim Term. The Basic Rent for the Interim Term, if any, shall be the monthly Basic Rent for the Primary Term, calculated on a per diem basis.

2. Primary Term. The Basic Rent for the Primary Term shall be as follows:

                   Annual Basic Rent           Monthly Basic Rent
                     $ 185,131.00                  $15,427.58

3. Renewal Terms. Basic Rent for each Renewal Term shall be determined as provided herein. For each Renewal Term, annual Basic Rent shall be equal to the greater of the annual Basic Rent for the final year of the Term ending prior to such Renewal Term, and the Fair Market Rent. "Fair Market Rent" as used herein shall mean an amount of annual rent for the Leased Premises for the subject Renewal Term equivalent to the then-current fair market rate of annual net rentals received in the general market area in which the Leased Premises are located pursuant to lease provisions comparable to this Lease for a similar lease term with respect to buildings having comparable characteristics, including, but not limited to, age, condition and classification, and for tenants with a financial condition similar to the then financial condition of Original Tenant. The rental rate or other terms of any then existing subleases of the Premises shall not be considered in establishing Fair Market Rent. The Fair Market Rent for the subject Renewal Term shall be determined mutually by Landlord and Tenant at least eleven (11) months prior to the commencement of the subject Renewal Term, or if no mutual determination is made, by the following procedure. The parties shall attempt to agree upon an appraiser. If the parties agree upon an appraiser, the appraiser so selected shall determine the Fair Market Rent within thirty (30) days after selection. If the parties fail to so agree upon the selection of one such appraiser within ten (10) days after said eleven (11) month-period commences, Tenant and Landlord shall each designate in a written notice to the other, within fifteen (15) business days from the end of such ten (10) day period, one appraiser to determine such Fair Market Rent. In the event either party fails to so select its own appraiser, the appraiser selected by the other party shall determine Fair Market Rent. If two appraisers are so selected, each appraiser shall independently determine the Fair Market Rent for the Leased Premises and complete and forward to Landlord and Tenant its separate appraisal reports within thirty (30) days after the expiration of such fifteen (15) business day period. Any appraisal report not so forwarded within such time period shall be excluded. If only one such report is timely forwarded, then the appraisal set forth therein shall be the Fair Market Rent. In the event the two reports are both timely forwarded and the lower appraisal is not less than ninety percent (90%) of the higher appraisal, then the arithmetic mean of the two appraisals shall be the Fair Market Rent. In the event the lower appraisal is less than ninety percent (90%) of the higher appraisal then, within ten (10) days after the second appraisal is delivered to Landlord and Tenant, the two appraisers shall meet and select a third appraiser. In the event the two appraisers


                                     Ex 3-1
fail to so select a third appraiser, either party may obtain court appointment of such third appraiser. The third appraiser shall independently determine the Fair Market Rent for the Leased Premises and promptly complete and forward its report to Landlord and Tenant. The arithmetic mean of the two appraisals which are closest in amount in terms of absolute dollars shall be the Fair Market Rent. All appraisers shall be members in good standing of the American Institute of Real Estate Appraisers or any organization succeeding thereto and shall have had not less than ten (10) years experience with commercial real estate of the type of the Leased Premises in the location where the Leased Premises are located. Each party shall pay the fees and expenses of the appraiser it selected, and each party shall pay one-half of the fees and expenses of the third appraiser (if any), and the costs, if any, of choosing such third appraiser (if not chosen by agreement of the first two appraisers). If for any reason the Basic Rent for a Renewal Term is not determined pursuant to the foregoing procedures prior to the commencement of such Renewal Term, then Tenant shall temporarily pay Basic Rent for such Renewal Term at the same rate as the Basic Rent for the last year of the Term preceding such Renewal Term, until Basic Rent for such Renewal Term is so determined; and when the Basic Rent is determined as provided above, a payment will be made between Landlord and Tenant within twenty (20) days thereof so that Tenant shall have paid the Basic Rent for the Renewal Term as so determined.


                                     Ex 3-2

                                    EXHIBIT 9

                               Repair Obligations

                                  EXHIBIT 12-1

                                 Purchase Price

                         Exhibit 12 - SSC - Fort Wayne
                           Termination Value Schedule

             Termination         % of
   Month        Value        Purchase Price
   -----        -----        --------------
      1       2,161,346         115.21%
      2       2,163,219         115.31%
      3       2,161,626         115.23%
      4       2,160,025         115.14%
      5       2,158,417         115.06%
      6       2,156,801         114.97%
      7       2,155,178         114.88%
      8       2,153,547         114.80%
      9       2,151,908         114.71%
     10       2,150,261         114.62%
     11       2,148,606         114.53%
     12       2,146,944         114.45%
     13       2,145,274         114.36%
     14       2,143,596         114.27%
     15       2,141,910         114.18%
     16       2,140,215         114.09%
     17       2,138,513         114.00%
     18       2,136,803         113.91%
     19       2,135,085         113.81%
     20       2,133,359         113.72%
     21       2,131,625         113.63%
     22       2,129,882         113.54%
     23       2,128,132         113.44%
     24       2,126,373         113.35%
     25       2,124,606         113.26%
     26       2,122,831         113.16%
     27       2,121,047         113.07%
     28       2,119,255         112.97%
     29       2,117,455         112.87%
     30       2,115,646         112.78%
     31       2,113,829         112.68%
     32       2,112,004         112.58%
     33       2,110,170         112.49%
     34       2,108,327         112.39%
     35       2,106,476         112.29%
     36       2,104,616         112.19%
     37       2,102,748         112.09%
     38       2,100,871         111.99%
     39       2,098,986         111.89%
     40       2,097,092         111.79%
     41       2,095,189         111.69%
     42       2,093,277         111.59%
     43       2,091,356         111.48%
     44       2,089,427         111.38%
     45       2,087,489         111.28%
     46       2,085,542         111.17%
     47       2,083,586         111.07%
     48       2,081,621         110.96%
     49       2,079,647         110.86%
     50       2,077,664         110.75%
     51       2,075,672         110.65%
     52       2,073,671         110.54%
     53       2,071,661         110.43%
     54       2,069,641         110.33%
     55       2,067,613         110.22%
     56       2,065,575         110.11%
     57       2,063,528         110.00%
     58       2,061,472         109.89%
     59       2,059,407         109.78%
     60       2,057,332         109.67%
     61       2,055,248         109.56%

                         Exhibit 12 - SSC - Fort Wayne
                           Termination Value Schedule

             Termination         % of
   Month        Value        Purchase Price
   -----        -----        --------------
     62       2,053,155         109.45%
     63       2,051,052         109.33%
     64       2,048,939         109.22%
     65       2,046,817         109.11%
     66       2,044,686         108.99%
     67       2,042,545         108.88%
     68       2,040,395         108.77%
     69       2,038,235         108.65%
     70       2,036,065         108.54%
     71       2,033,885         108.42%
     72       2,031,696         108.30%
     73       2,029,497         108.19%
     74       2,027,289         108.07%
     75       2,025,070         107.95%
     76       2,022,842         107.83%
     77       2,020,604         107.71%
     78       2,018,356         107.59%
     79       2,016,098         107.47%
     80       2,013,831         107.35%
     81       2,011,553         107.23%
     82       2,009,265         107.11%
     83       2,006,967         106.98%
     84       2,004,659         106.86%
     85       2,002,341         106.74%
     86       2,000,013         106.61%
     87       1,997,675         106.49%
     88       1,995,326         106.36%
     89       1,992,967         106.24%
     90       1,990,598         106.11%
     91       1,988,219         105.98%
     92       1,985,829         105.86%
     93       1,983,429         105.73%
     94       1,981,019         105.60%
     95       1,978,598         105.47%
     96       1,976,167         105.34%
     97       1,973,725         105.21%
     98       1,971,273         105.08%
     99       1,968,811         104.95%
    100       1,966,337         104.82%
    101       1,963,853         104.69%
    102       1,961,359         104.55%
    103       1,958,854         104.42%
    104       1,956,338         104.29%
    105       1,953,812         104.15%
    106       1,951,274         104.02%
    107       1,948,726         103.88%
    108       1,946,168         103.74%
    109       1,943,598         103.61%
    110       1,941,018         103.47%
    111       1,938,426         103.33%
    112       1,935,824         103.19%
    113       1,933,211         103.05%
    114       1,930,587         102.91%
    115       1,927,951         102.77%
    116       1,925,305         102.63%
    117       1,922,648         102.49%
    118       1,919,980         102.35%
    119       1,917,300         102.20%
    120       1,914,610         102.06%
    121       1,911,908         101.92%

                         Exhibit 12 - SSC - Fort Wayne
                           Termination Value Schedule

             Termination         % of
   Month        Value        Purchase Price
   -----        -----        --------------
    122       1,909,195         101.77%
    123       1,906,471         101.63%
    124       1,903,736         101.48%
    125       1,900,989         101.33%
    126       1,898,231         101.19%
    127       1,895,462         101.04%
    128       1,892,681         100.89%
    129       1,889,889         100.74%
    130       1,887,086         100.59%
    131       1,884,271         100.44%
    132       1,881,445         100.29%
    133       1,878,607         100.14%
    134       1,875,758          99.99%
    135       1,872,897          99.84%
    136       1,870,025          99.68%
    137       1,867,141          99.53%
    138       1,864,246          99.38%
    139       1,861,339          99.22%
    140       1,858,420          99.07%
    141       1,855,489          98.91%
    142       1,852,547          98.75%
    143       1,849,593          98.60%
    144       1,846,628          98.44%
    145       1,843,650          98.28%
    146       1,840,661          98.12%
    147       1,837,660          97.96%
    148       1,834,647          97.80%
    149       1,831,622          97.64%
    150       1,828,586          97.48%
    151       1,825,537          97.31%
    152       1,822,477          97.15%
    153       1,819,405          96.99%
    154       1,816,320          96.82%
    155       1,813,224          96.66%
    156       1,810,116          96.49%
    157       1,806,995          96.32%
    158       1,803,863          96.16%
    159       1,800,718          95.99%
    160       1,797,562          95.82%
    161       1,794,393          95.65%
    162       1,791,212          95.48%
    163       1,788,020          95.31%
    164       1,784,814          95.14%
    165       1,781,597          94.97%
    166       1,778,368          94.80%
    167       1,775,126          94.63%
    168       1,771,872          94.45%
    169       1,768,606          94.28%
    170       1,765,328          94.10%
    171       1,762,037          93.93%
    172       1,758,734          93.75%
    173       1,755,419          93.58%
    174       1,752,091          93.40%
    175       1,748,751          93.22%
    176       1,745,399          93.04%
    177       1,742,035          92.86%
    178       1,738,658          92.68%
    179       1,735,268          92.50%
    180       1,731,866          92.32%
    181       1,728,452          92.14%

                         Exhibit 12 - SSC - Fort Wayne
                           Termination Value Schedule

             Termination         % of
   Month        Value        Purchase Price
   -----        -----        --------------
    182       1,725,026          91.95%
    183       1,721,587          91.77%
    184       1,718,135          91.59%
    185       1,714,671          91.40%
    186       1,711,195          91.22%
    187       1,707,706          91.03%
    188       1,704,205          90.84%
    189       1,700,691          90.66%
    190       1,697,165          90.47%
    191       1,693,626          90.28%
    192       1,690,075          90.09%
    193       1,686,511          89.90%
    194       1,682,934          89.71%
    195       1,679,346          89.52%
    196       1,675,744          89.33%
    197       1,672,130          89.14%
    198       1,668,504          88.94%
    199       1,664,865          88.75%
    200       1,661,213          88.55%
    201       1,657,549          88.36%
    202       1,653,873          88.16%
    203       1,650,184          87.97%
    204       1,646,482          87.77%
    205       1,642,768          87.57%
    206       1,639,041          87.37%
    207       1,635,301          87.17%
    208       1,631,550          86.97%
    209       1,627,785          86.77%
    210       1,624,008          86.57%
    211       1,620,219          86.37%
    212       1,616,417          86.17%
    213       1,612,602          85.96%
    214       1,608,775          85.76%
    215       1,604,936          85.55%
    216       1,601,084          85.35%
    217       1,597,219          85.14%
    218       1,593,342          84.94%
    219       1,589,453          84.73%
    220       1,585,551          84.52%
    221       1,581,637          84.31%
    222       1,577,710          84.10%
    223       1,573,771          83.89%
    224       1,569,819          83.68%
    225       1,565,855          83.47%
    226       1,561,878          83.26%
    227       1,557,890          83.05%
    228       1,553,888          82.83%
    229       1,549,875          82.62%
    230       1,545,849          82.40%
    231       1,541,811          82.19%
    232       1,537,761          81.97%
    233       1,533,698          81.76%
    234       1,529,623          81.54%
    235       1,525,536          81.32%
    236       1,521,437          81.10%
    237       1,517,325          80.88%
    238       1,513,202          80.66%
    239       1,509,066          80.44%
    240       1,504,918          80.22%

                                  EXHIBIT 12-2

              Determination of Remainder Value and Leasehold Value

If Landlord and Tenant are unable to agree on either or both of Remainder Value and Leasehold Value, either one may at anytime following the commencement of a Condemnation elect, by written notice (the "Exhibit 12 Notice") to determine the contested item or items pursuant to the procedures set forth in this Exhibit 12. The parties shall then attempt to agree upon an appraiser. If the parties agree upon an appraiser, the appraiser so selected shall determine the contested item or items within thirty (30) days after selection. If the parties fail to so agree upon the selection of one such appraiser within ten (10) days after the giving of the Exhibit 12 Notice, Tenant and Landlord shall each designate in a written notice to the other, within fifteen (15) business days from the end of such ten (10) day period, one appraiser to determine the contested item or items. In the event either party fails to so select its own appraiser, the appraiser selected by the other party shall determine the contested item or items. If two appraisers are so selected, each appraiser shall independently determine such items and complete and forward to Landlord and Tenant its separate appraisal reports within thirty (30) days after the expiration of such fifteen (15) business day period. Any appraisal report not so forwarded within such time period shall be excluded. If only one such report is timely forwarded, then the determination of the contested item or items set forth therein shall be binding on the parties. In the event the two reports are both timely forwarded and, as to the contested item or items, the lower appraisal is not less than ninety percent (90%) of the higher appraisal, then the arithmetic mean of the two appraisals shall be the Remainder Value or the Leasehold Value or both, as applicable. In the event the lower appraisal is less than ninety percent (90%) of the higher appraisal as to the contested item or items, then, within ten (10) days after the second appraisal is delivered to Landlord and Tenant, the two appraisers shall meet and select a third appraiser. In the event the two appraisers fail to so select a third appraiser, either party may obtain court appointment of such third appraiser. The third appraiser shall independently determine the contested item or items and promptly complete and forward its report to Landlord and Tenant. The arithmetic mean of the two appraisals of the contested item or items which are closest in amount in terms of absolute dollars shall be the Remainder Value or the Leasehold Value or both, as applicable. All appraisers shall be members in good standing of the American Institute of Real Estate Appraisers or any organization succeeding thereto and shall have had not less than ten (10) years experience with commercial real estate of the type of the Leased Premises in the location where the Leased Premises are located. Each party shall pay the fees and expenses of the appraiser it selected, and each party shall pay one-half of the fees and expenses of the third appraiser (if any), and the costs, if any, of choosing such third appraiser (if not chosen by agreement of the first two appraisers). If for any reason the Remainder Value or Leasehold Value or both are not determined pursuant to the foregoing procedures or otherwise prior to the distribution of Condemnation award, then the balance of the award in excess of the Purchase Price shall be paid to and held by a mutually acceptable escrowee and held in an interest bearing account pending such determination.

                                   EXHIBIT 26

                            Environmental Obligations

                                   EXHIBIT 43

                        Substitution Closing Requirements

The following terms shall apply to the substitution of the Substitute Premises for the Leased Premises pursuant to Section 43 of the Lease:

A. The Leased Premises shall be conveyed to Tenant by Landlord in its then existing condition, without warranty of any kind. Landlord need not transfer and convey to Tenant or its designee any better title thereto than existed as of the Commencement Date. Tenant shall accept such title, subject to such liens, encumbrances, charges, exceptions and restrictions on, against or relating to the Premises (including those arising pursuant to the terms of this Lease), all matters arising by reason of the acts of Tenant (and Tenant's sublessees and assignees) and all Legal Requirements, but free of any mortgages, liens, encumbrances, charges, exceptions and restrictions which have been granted by Landlord, except for those granted at the request of and with the consent of Tenant.

B. On the Substitution Closing Date, Landlord shall deliver to Tenant at Tenant's expense:

1. A quitclaim deed conveying title to the Leased Premises, together with such instruments as shall be necessary to transfer to Tenant or its designee any other property then required to be transferred by Landlord pursuant to this Lease.

2. An affidavit stating that there is no foreign ownership of Landlord as described in 1445(b) of the Internal Revenue Code.

3. Applicable transfer declarations.

4. An ALTA title policy insuring title to the Substitute Premises in Landlord, subject to such liens, encumbrances, charges, exceptions and restrictions on, against or relating to the Substitute Premises (including those arising pursuant to the terms of this Lease) permitted hereunder, all matters arising by reason of the acts of Tenant (and Tenant's sublessees and assignees) and all Legal Requirements.

C. On the Substitution Closing Date, Tenant shall deliver to Landlord at Tenant's expense:

1. A general warranty deed conveying title to the Substitute Premises, together with such instruments as shall be necessary to transfer to Landlord any other property then required to be transferred by Tenant pursuant to this Lease.

2. An affidavit stating that there is no foreign ownership of Tenant as described in 1445(b) of the Internal Revenue Code.

3. Applicable transfer declarations.

4. An ALTA title policy insuring title to the Leased Premises in Tenant, subject to such liens, encumbrances, charges, exceptions and restrictions on, against or relating to the Leased Premises (including those arising pursuant to the terms of this Lease) permitted hereunder, all matters arising by reason of the acts of Landlord and otherwise in accordance with the provisions of Paragraph 43 of the Lease.

5. Opinion letter of counsel to Tenant and Lease Guarantor in accordance with the provisions of Paragraph 43 of the Lease.


                                     Ex 43-1

6. An amendment of this Lease in accordance with the provision of Paragraph 43 of the Lease.

7. A reaffirmation of the Lease Guaranty in accordance with the provisions of Paragraph 43 of the Lease.


                                     Ex 43-2

                                   EXHIBIT 45

                               Tenant's Warranties

Tenant represents and warrants to Landlord the following matters, each as of the date hereof except as specifically provided otherwise in this Exhibit 45:

            (a) Tenant is a corporation existing and in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority, without the consent of any party, and all necessary licenses and permits to enter into and perform its obligations under this Lease.

            (b) This Lease has been duly authorized, executed and delivered by Tenant and constitutes the valid and binding obligations of Tenant enforceable against Tenant in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting creditors' and landlord's rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

            (c) The execution and delivery of this Lease and compliance by Tenant with all of its provisions will not (i) contravene any law or any order of any court or governmental authority or agency applicable to or binding on Tenant or (ii) contravene the provisions of, or constitutes a default under, its certificate or articles of incorporation or by-laws or any indenture, mortgage, contract or other agreement or instrument to which Tenant is a party or by which it or any of its property may be bound or affected or result in the creation of any lien or encumbrance upon the property of Tenant.

            (d) There are no proceedings pending or, to the knowledge of Tenant, threatened and, to the knowledge of Tenant, there is no existing basis for any such proceedings, against or affecting Tenant in any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, could reasonably be expected to materially and adversely affect Tenant, the Leased Premises or Landlord's interest in this Lease or materially impair the ability of Tenant to perform its obligations under this Lease. Tenant is not in default with respect to any order of any court or governmental authority or arbitration board or tribunal which default could reasonably be expected to materially adversely affect Tenant, the Leased Premises or Landlord's interest in this Lease or materially impair the ability of Tenant to perform its obligations under this Lease.

            (e) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the best of Tenant's knowledge, threatened against Tenant nor are any of such proceedings contemplated by Tenant.

            (f) The written statements, information and other deliveries furnished to Landlord or any Mortgagee or prospective Mortgagee or equity owner of Landlord or prospective equity owner of Landlord by Tenant in connection with the acquisition of the Leased Premises by Landlord, to the best of Tenant's knowledge, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.


                                     Ex 45-1

            (g) To the best of Tenant's knowledge, the execution and delivery of this Lease and the consummation of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other person or entity, except for such of the foregoing that have been made or obtained.

            (h) Tenant has not received any written notice from any insurance carrier of, nor is Tenant aware of, defects or inadequacies in the Leased Premises which if not corrected would result in termination of insurance coverage or increase in the cost thereof.

            (i) No event which would constitute a default or an Event of Default under this Lease has occurred and is continuing. Tenant is not in violation in any material respect of any term of any charter instrument, by-law or other material agreement or instrument to which it is a party or by which it may be bound. Tenant is in compliance with all laws, ordinances, governmental rules and regulations to which it is subject, failure to comply with which would materially adversely affect Tenant or impair the ability of Tenant to perform its obligations under this Lease, and Tenant has obtained all licenses, permits, franchises and other governmental authorizations material to the leasing and operation of the Leased Premises.

            (j) To the best of Tenant's knowledge, all tax returns and reports required by law have been filed by Tenant have been duly filed or are subject to existing extensions, and no material taxes, assessments, contributions, fees or other governmental charges upon it or any of its assets or income which are due and payable thereon are delinquent, except to the extent that such taxes, assessments, contributions, fees or charges are being contested in good faith and by proper proceedings and against which appropriate reserves are being maintained. There are no unpaid or outstanding real estate or other taxes or assessments on or against the Leased Premises, or any part thereof, except only general real estate taxes not yet due or payable. Copies of the general real estate tax bills for the year ended December 31, 1996 with respect to the Leased Premises and all subsequent assessment notices have been delivered to Landlord. Said bills cover the whole of the Leased Premises and do not cover or apply to any other property. To the best of Tenant's knowledge, other than the Permitted Encumbrances, there are no standby fees or special assessments against the Leased Premises and there is no pending or contemplated action pursuant to which any standby fee or special assessment may be levied against the Leased Premises.

            (k) To the best of Tenant's knowledge, (i) the Leased Premises have been constructed in a good and workmanlike manner in conformity with good construction and engineering practice at the time of construction, (ii) the Leased Premises conform in all material respects to the description thereof contained in this Lease and (iii) such construction has been in accordance with all Legal Requirements. To the best of Tenant's knowledge, there are no material defects in the Improvements, the structural elements thereof, the mechanical systems (including without limitation all heating, ventilating, air-conditioning, plumbing, electrical, elevator, security, utility and sprinkler systems) therein, or the roofs, and


                                     Ex 45-2
all of the foregoing are in good operating condition. The mechanical systems in the Improvements are independent systems and do not depend on any other property or source of power or materials for operation except customary utility services.

            (l) To the best of Tenant's knowledge, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Leased Premises as they are now being operated are installed and connected pursuant to valid permits, are adequate to service the Leased Premises and are in good operating condition, and all fees and other charges therefor have been paid in full, including, but not limited to, tap-in and connection fees for public water and sanitary sewerage facilities. To the best of Tenant's knowledge no fact or condition exists which would result in the termination, reduction or impairment of the furnishing of service to the Leased Premises of water, sewer, gas, electric, telephone, drainage and other such utility services.

            (m) To the best of Tenant's knowledge, the Leased Premises, the facilities servicing the Leased Premises and the use and operation thereof are (except as may disclosed in the Environmental Reports) in compliance in all material respects with and are permitted, conforming structures under all Legal Requirements and there are presently in effect all licenses, permits and other authorizations necessary for the use, occupancy and operation of the Leased Premises as they are presently being operated. To the best of Tenant's knowledge, (i) there are no unrecorded agreements with any municipality or governmental authority regarding zoning, off-site improvements or the nature of improvements on the Leased Premises or the use thereof; (ii) access to and from the Leased Premises (and every part thereof) to and from public roads is sufficient to comply with all presently existing Legal Requirements affecting the Leased Premises and for the present use of the Leased Premises; and (iii) the streets, roads and avenues adjoining the Leased Premises have been dedicated to and accepted for maintenance and public use by the public authority having jurisdiction thereover. To the best of Tenant's knowledge, there are no pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Leased Premises or any portion thereof, including without limitation proceedings involving eminent domain, building code, environmental or zoning. Tenant has not received any written notice of zoning, building, fire, water, use, health, environmental or other statute, ordinance, code or regulatory violations issued in respect of the Leased Premises. There are no off-site facilities necessary to ensure compliance with Legal Requirements. To the best of Tenants knowledge, the Leased Premises comply in all material respects with all Legal Requirements.


                                     Ex 45-3

            (n) To the best of Tenant's knowledge, except as may be shown on the Survey delivered to Landlord, no wetlands now exist or previously existed on the Leased Premises. To the best of Tenant's knowledge no portion of the Leased Premises have appeared on the National Wetlands Inventory of the United States Fish and Wildlife Service.

            (o) To the best of Tenant's knowledge, except as may be shown on the Survey delivered to Landlord, all storm water flowing from the Leased Premises drain directly into a public way in compliance with all legal requirements.

            (p) To the best of Tenant's knowledge, the soil condition of the Leased Premises is such that it will support all of the Improvements for the foreseeable life thereof without the need for unusual or new sub-surface excavations, fill, footings, caissons or other installations.

            (q) Except as indicated in Schedule 1 attached hereto, Tenant is the only tenant or occupant of the Leased Premises, and to Tenant's knowledge, there are no leases, occupancy agreements or other agreements, understandings or commitments with prospective tenants or other occupants relating to the Leased Premises.

            (r) No brokerage commissions are due or shall become due with respect to any of the Existing Subleases. It is intended that Landlord and each Indemnified Party may rely on the foregoing representations and warranties, as if such representations and warranties had been made in a separate instrument addressed and delivered to each Indemnified Party, in consummating this Lease or, from time to time, making an investment in Landlord, making any loan to Landlord or to owners of equity interests in Landlord or purchasing any interest in the Leased Premises, any Mortgage or any direct or indirect equity interest in Landlord. Tenant will, upon request of Landlord from time to time, furnish to any prospective Mortgagee, purchaser, investor or other person with a financial interest in the continued or updated accuracy of the foregoing representations and warranties, a certificate bringing the status of same forward (revised as necessary to reflect changes which have occurred to the date of the certificate) to such date or dates requested by Landlord.